Filed Pursuant to Rule 424(b)(5)
Registration File Number 333-136921

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED AUGUST 28, 2006

$100,000,000

3 7/8% Convertible Senior Notes due September 15, 2026

We will pay interest on the Notes in cash semiannually in arrears on March 15 and September 15 of each year, beginning March 15, 2007. The Notes will mature on September 15, 2026. The underwriter may also purchase up to an additional $10,000,000 aggregate principal amount of the Notes within 30 days from the date of this prospectus supplement to cover over-allotments, if any.

Holders may convert the Notes based on a conversion rate of 20.0900 of our common shares of beneficial interest per $1,000 principal amount of Notes (which is equal to an initial conversion price of approximately $49.78 per common share), subject to adjustment, under the following circumstances: (1) if the closing price of our common shares reaches, or the trading price of the Notes falls below, specified thresholds, (2) if the Notes are called for redemption, (3) if specified distributions to holders of our common shares are made or specified transactions occur, or (4) during the last two months prior to maturity of the Notes. Upon conversion, we will deliver cash equal to the lesser of the aggregate principal amount of the Notes to be converted and our total conversion obligation, plus, at our election, cash and/or our common shares in respect of the remainder, if any, of our conversion obligation. If a holder elects to convert its Notes in connection with certain changes in control, we will pay a make whole premium by increasing the conversion rate applicable to such Notes.

Holders may require us to purchase for cash all or a portion of their Notes on September 15, 2011, September 15, 2016 and September 15, 2021, at a price equal to 100% of the principal amount being offered plus accrued and unpaid interest, if any, subject to specified additional conditions. In addition, if we experience a fundamental change as described in this prospectus supplement, holders may require us to purchase for cash all or a portion of their Notes, subject to specified exceptions, at a price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest, if any.

We may not redeem the Notes prior to September 20, 2011. We may redeem for cash all or a portion of the Notes at any time on or after September 20, 2011, at a price equal to 100% of the principal amount being redeemed, plus accrued and unpaid interest, if any.

Our common shares are listed on the New York Stock Exchange under the symbol “WRE.” The last reported sale price of our common shares on the New York Stock Exchange on September 5, 2006 was $40.80 per share.

Investing in the Notes involves risks. See “ Risk Factors” on page S-5.

	Price to Public(1)	Underwriting Discounts and Commissions	Proceeds to WRIT(1)
Per Note	$995	$25	$970
Total	$99,500,000	$2,500,000	$97,000,000

(1)	Plus accrued interest, if any, from September 11 , 2006

Delivery of the Notes in book-entry form only will be made on or about September 11, 2006.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse

The date of this prospectus supplement is September 6, 2006.

PROSPECTUS SUPPLEMENT

PROSPECTUS

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

PROSPECTUS SUPPLEMENT SUMMARY

This summary may not contain all of the information that may be important to you. You should read this prospectus supplement, the accompanying prospectus and the documents incorporated and deemed to be incorporated by reference into the prospectus, including the financial data and the related Notes, in their entirety before making an investment decision. When used in this prospectus supplement, the terms “we,” “our,” “us” and “WRIT” refer to Washington Real Estate Investment Trust.

WRIT

Washington Real Estate Investment Trust is a self-administered, self-managed equity real estate investment trust. Our business consists of the ownership and operation of income-producing real properties. We have a fundamental strategy of regional focus, diversification by property type and conservative capital management. Our principal objective is to invest in high quality properties in prime locations, then proactively manage, lease and develop ongoing capital improvement programs to improve their long-term economic performance. On September 1, 2006, we owned 82 properties, consisting of 24 office buildings, 13 medical office buildings, 14 retail shopping centers, 9 multifamily buildings and 22 industrial/flex properties, encompassing in the aggregate approximately 11.8 million net rentable square feet.

While we have historically focused most of our investments within the greater Washington-Baltimore region, in order to maximize acquisition opportunities, we consider investments as far north as Philadelphia, Pennsylvania and as far south as Richmond, Virginia.

Our principal offices are located at 6110 Executive Boulevard, Suite 800, Rockville, Maryland 20852. Our telephone number there is (301) 984-9400.

Recent Developments

On July 19, 2006, our Board of Trustees appointed Edward S. Civera and Thomas E. Russell, III to serve as trustees effective immediately. Mr. Civera currently serves as the Chairman of the Board of HealthExtras, Inc , a publicly traded pharmacy benefit management company. He also serves as Chairman of the Executive and Special Committees of the Mills Corporation, a publicly traded real estate investment trust, and a member of the Board of Directors of MCG Capital Corporation, a publicly traded commercial finance company, and MedStar Health, a non-profit healthcare organization. Mr. Russell is President and Chief Executive Officer of Partners Realty, Inc., a private real estate company which was previously engaged in the ownership of apartments, offices, and shopping centers. Mr. Russell currently serves as a Director of Good Samaritan Hospital, a health-care facility operated by MedStar Health and Keswick Multi-Care Center, a not-for-profit organization providing skilled nursing care and adult day services.

On August 11, 2006, we acquired a five-story 139,539 square foot office building located at 6565 Arlington Boulevard, Falls Church, Virginia. We purchased the property for $30.0 million. We funded the purchase price with borrowings under one of our lines of credit.

On August 25, 2006, we purchased West Gude Office Park, the Ridges and the Crescent office buildings for $94.0 million. West Gude Office Park consists of four multi-story office buildings totaling 289,491 square feet in Rockville, Maryland. The Ridges, a three-story medical office building, and the Crescent, two single-story office buildings, total 152,976 square feet and are located in Gaithersburg, Maryland. We paid a portion of the total purchase price through the assumption of $57.3 million of mortgage debt at a weighted average interest rate of 5.84%. We funded the balance of the purchase price with $11.7 million of cash and $25.0 million of borrowings under one of our lines of credit.

The Offering

The following summary contains basic information about the Notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the Notes, please refer to the section of this prospectus supplement entitled “Description of Notes.”

Issuer	Washington Real Estate Investment Trust

Securities Offered	$100,000,000 aggregate principal amount, plus up to an additional $10,000,000 aggregate principal amount if the underwriter exercises its over-allotment option in full, of 3.875% Convertible Senior Notes due September 15, 2026 (the “Notes”).

Maturity Date	September 15, 2026, unless earlier converted, redeemed or repurchased.

Ranking	The Notes will be our general unsecured obligations, ranking equally in right of payment to all of our existing and future unsecured senior indebtedness and senior in right of payment to all of our future indebtedness that is expressly subordinated to the Notes. The Notes are also effectively subordinated to the liabilities of our secured indebtedness to the extent of the value of the collateral securing those obligations. As of September 1, 2006, we had approximately $238.3 million of secured indebtedness outstanding.

Interest and Payment Dates	3.875% per year, payable semiannually in arrears in cash on March 15 and September 15 of each year, beginning March 15, 2007 to holders of record at the close of business on the March 1, or the September 1 immediately preceding such interest payment date. The first interest payment date will include interest from the date of the original issuance of the Notes.

Conversion Rights	Holders may surrender their Notes, in integral multiples of $1,000 principal amount, for conversion into our common shares prior to the maturity date based on the applicable conversion rate only under the following circumstances:

•       during any fiscal quarter after the fiscal quarter ending September 30, 2006, if the closing price of our common shares for at least 20 trading days in the 30 consecutive trading day period ending on the last trading day of the immediately preceding fiscal quarter is more than 130% of the conversion price per common share on the last day of such preceding fiscal quarter;

• we call the Notes for redemption;

• specified distributions to holders of our common shares are made, or specified transactions occur;

•       during the five business day period after any five consecutive trading day period in which the trading price per Note was less than 98% of the product of the last reported sale price of our common shares and the conversion rate for such date; or

• at any time on or after July 15, 2026 through the business day immediately preceding the maturity date.

The initial conversion rate for the Notes is 20.0900 common shares per $1,000 principal amount of Notes. This is equivalent to an initial conversion price of approximately $49.78 per common share. You will not receive any cash payment or common shares representing accrued and unpaid interest upon conversion of a Note, except in limited circumstances. Instead, interest will be deemed paid by the cash and/or common shares issued to you upon conversion. Notes called for redemption may be surrendered for conversion prior to the close of business on the business day immediately preceding the redemption date.

Upon surrender of your Notes for conversion, we will deliver cash equal to the lesser of the aggregate principal amount of the Notes to be converted and our total conversion obligation plus, at our election, cash and/or our common shares in respect of the remainder, if any, of our conversion obligation.

Conversion in Connection with a Change in Control

Holders who convert their Notes in connection with certain changes in control, as defined in this prospectus supplement, may be entitled to a make whole premium in the form of an increase in the conversion rate. See “Description of Notes—Make Whole Premium.”

Redemption	The Notes are redeemable, on or after September 20, 2011 at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest, if any, up to, but excluding, the redemption date.

Purchase of Notes at Option of Holder	On September 15, 2011, September 15, 2016 and September 15, 2021, a note holder may require us to purchase any outstanding note for cash at a price equal to 100% of the principal amount being offered plus accrued and unpaid interest, if any, up to, but excluding, the purchase date.

Purchase of Notes upon a Fundamental Change

Upon specified fundamental changes, holders will have the option to require us to purchase for cash all or any portion of the Notes not previously repurchased or called for redemption at a price equal to 100% of the principal amount of the Notes being purchased, plus accrued and unpaid interest, if any, up to, but excluding, the purchase date.

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $96.7 million, or approximately $106.4 million if the underwriter exercises in full its option to purchase up to an additional $10.0 million principal amount of Notes. We intend to use those proceeds to repay borrowings outstanding under our lines of credit, which were incurred principally to fund property acquisitions. See “Use of Proceeds.”

U.S. Federal Income Tax Considerations	Holders are urged to consult their own tax advisors with respect to the federal, state, local and foreign tax consequences of purchasing, owning and disposing of the Notes and the common shares issuable upon conversion of the Notes. See “Material United States Federal Income Tax Considerations.”

Sinking Fund	None.

DTC Eligibility	The Notes will be issued in fully registered book-entry form and will be represented by one or more permanent global notes. The global notes will be deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company, or DTC. Beneficial interests in global notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants, and a holder’s interest in any global note may not be exchanged for certificated Notes, except in limited circumstances described herein. See “Description of Notes—Book Entry, Delivery and Form.”

Form and Denomination	The Notes will be issued in minimum denominations of $1,000 and any integral multiple of $1,000.

Trading	The Notes will not be listed on any securities exchange or included in any automated quotation system. The Notes will be new securities for which there is currently no public market.

Our common shares are listed on the New York Stock Exchange under the symbol “WRE.”

Governing Law	New York.

Risk Factors	See “Risk Factors” and other information included or incorporated by reference in this prospectus supplement and accompanying prospectus for a discussion of the factors you should carefully consider before deciding to invest in the Notes.

RISK FACTORS

You should carefully consider the risks described below and other risks described in our Annual Report on Form 10-K for the year ended December 31, 2005, which is incorporated by reference herein. You should carefully consider all of these risks together with all of the other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein before deciding to invest in the Notes. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations.

Risks Relating to the Notes and the Offering.

We may not have the ability to raise the funds necessary to repurchase the Notes upon a fundamental change or on any other repurchase date, as required by the indenture governing the Notes.

On September 15, 2011, September 15, 2016 and September 15, 2021, or following a fundamental change as described under “Description of Notes—Fundamental Change Permits Holders to Require Us to Purchase Notes,” holders of Notes may require us to repurchase their Notes for cash. A fundamental change may also constitute an event of default under, and result in the acceleration of the maturity of, our then existing indebtedness. We cannot assure you that we will have sufficient financial resources or that we will be able to arrange financing to pay the repurchase price in cash with respect to any Notes tendered by holders for repurchase on any of these dates or upon a fundamental change.

Restrictions in our then existing lines of credit or other indebtedness may not allow us to repurchase the Notes. Our failure to repurchase the Notes when required would result in an event of default with respect to the Notes, which could, in turn, constitute an event of default under the terms of our other indebtedness, including our existing lines of credit. Such an event of default could negatively affect the trading price of the Notes and our common shares because the event of default could lead to the principal and accrued and unpaid interest on the outstanding Notes becoming immediately due and payable.

The trading prices of the Notes could be significantly affected by the trading prices of our common shares.

We expect that the trading prices of the Notes in the secondary market will be significantly affected by the trading prices of our common shares, the general level of interest rates and our credit quality. The market price of our common shares may be volatile. This may result in greater volatility in the trading prices of the Notes than would be expected for nonconvertible debt securities. It is impossible to predict whether the price of our common shares or interest rates will rise or fall.

Trading prices of our common shares will be influenced by our operating results and prospects and by economic, financial, regulatory and other factors. In addition, general market conditions, including the level of, and fluctuations in, the trading prices of stocks generally, and sales of substantial amounts of common shares by us in the market after the offering of the Notes, or the perception that such sales may occur, could affect the price of our common shares.

Although the Notes are referred to as “senior notes,” the Notes are effectively subordinated to the rights of our existing and future secured creditors.

Holders of our present and future secured indebtedness will have claims that are senior to your claims as holders of the Notes, to the extent of the value of the assets securing such other indebtedness. The Notes will be effectively subordinated to existing secured financings and any other secured indebtedness incurred by us. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding up, liquidation, reorganization or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to those assets that constitute their collateral. Holders of the Notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the Notes, and potentially with all our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the Notes.

Upon conversion of the Notes, we will pay only cash in settlement of the principal amount thereof and we will settle any amounts in excess of principal in our common shares or, at our election, cash.

Generally, we will satisfy our conversion obligation to holders by paying only cash in settlement of the lesser of the principal amount and the conversion value of the Notes and by delivering our common shares (or, at our election, cash in lieu of some or all of such common shares) in settlement of any and all conversion obligations in excess of the principal amount of the Notes. Accordingly, upon conversion of a note, you may not receive any of our common shares, or you may receive fewer common shares relative to the conversion value of the Note.

Restrictions in our then existing lines of credit or other indebtedness may not allow us to or may limit our ability to use borrowings to pay any cash payable upon conversion of the Notes and may prohibit us from making any cash payments upon conversion of the Notes if a default or event of default has occurred under that facility. Our failure to pay cash in settlement of the principal amount of the Notes when required would result in an event of default with respect to the Notes, which could, in turn, constitute an event of default under the terms of our other indebtedness, including our existing credit facility. Such an event of default could negatively affect the trading price of the Notes and our common shares because the event of default could lead to the principal and accrued and unpaid interest on the outstanding Notes becoming immediately due and payable.

An active trading market for the Notes may not develop.

The Notes are a new issue of securities for which there is currently no public market. We do not intend to list the Notes on any national securities exchange or automated quotation system. If the Notes are traded after their initial issuance, we cannot assure you as to the price at which any sales will be made. Future trading prices of the Notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, the price of our common shares and the market for similar securities. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the Notes will be subject to disruptions which may have a negative effect on the holders of the Notes, regardless of our prospects or financial performance.

The underwriter has informed us that it intends to make a market in the Notes after this offering is completed. However, the underwriter may cease its market-making at any time, in its sole discretion, which could negatively impact your ability to sell the Notes.

Because your right to require us to purchase the Notes is limited, the market prices of the Notes may decline if we enter into certain transactions that are not a fundamental change under the indenture.

The term “fundamental change” is limited and may not include every event that might cause the market prices of the Notes to decline or result in a downgrade of any credit rating of the Notes. Our obligation to purchase the Notes upon a fundamental change may not preserve the value of the Notes in the event of a highly leveraged transaction, reorganization, merger or similar transaction. See “Description of Notes—Fundamental Change Permits Holders to Require Us to Purchase Notes.”

The conversion rate of the Notes may not be adjusted for all dilutive events, including third-party tender or exchange offers that may adversely affect the trading price of the Notes or the common shares issuable upon conversion of the Notes.

The conversion rate of the Notes is subject to adjustment upon certain events, including the issuance of share dividends, rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, certain cash dividends and issuer tender or exchange offers as described under “Description of Notes— Conversion Rate Adjustments.” The conversion rate will not be adjusted for certain other events, such as third-party tender or exchange offers, that may adversely affect the trading price of the Notes or the common shares issuable upon conversion of the Notes.

Upon conversion of the Notes, you may receive less proceeds than expected because the value of our common shares may decline between the day that you exercise your conversion right and the day the value of your shares are determined.

To the extent we elect to satisfy our conversion obligation with cash, the conversion value that you will receive upon conversion of your Notes will be determined by the average closing sale price of our common shares on the New York Stock Exchange during a twenty consecutive trading day period beginning after the Notes are tendered for conversion. Accordingly, if the price of our common shares decreases after you tender your Notes for conversion, the conversion value you receive may be adversely affected.

If you hold Notes, you will not be entitled to any rights with respect to our common shares, but you will be subject to all changes made with respect to our common shares.

If you hold Notes, you will not be entitled to any rights with respect to our common shares (including voting rights and rights to receive any dividends or other distributions on our common shares), but you will be subject to all changes affecting the common shares. You will have rights with respect to our common shares only if and when we deliver common shares to you upon conversion of your Notes and, in limited cases, under the conversion rate adjustments applicable to the Notes. For example, in the event that an amendment is proposed to our declaration of trust or bylaws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to delivery of the common shares to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of holders of our common shares.

The make whole premium that may be payable upon certain changes in control may not adequately compensate you for the lost option time value of your Notes as a result of such change in control.

If you convert Notes in connection with certain changes in control, we may be required to issue a make whole premium by increasing the conversion rate applicable to your Notes, as described under “Description of Notes—Make Whole Premium.’” While these increases in the applicable conversion rate are designed to compensate you for the lost option time value of your Notes as a result of a change in control, such increases are only an approximation of such lost value and may not adequately compensate you for such loss. Our obligation to increase the conversion rate in connection with any such change in control could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

We may issue additional common shares and thereby materially and adversely affect the price of our common shares.

We are not restricted from issuing additional common shares during the life of the Notes. If we issue additional common shares, the price of our common shares and, in turn, the price of the Notes may be materially and adversely affected.

Conversion of the Notes into our common shares will dilute the ownership interests of existing shareholders, including holders who had previously converted their Notes.

The conversion of some or all of the Notes into our common shares will dilute the ownership interests of existing shareholders. Any sales in the public market of the common shares issuable upon such conversion could adversely affect prevailing market prices of our common shares. In addition, the existence of the Notes may encourage short selling by market participants because the conversion of the Notes could depress the price of our common shares.

The conditional conversion features of the Notes could result in you receiving less than the value of the common shares into which a note is convertible.

The Notes are convertible into cash and common shares (or, at our election, cash in lieu of some or all of such common shares) only if specified conditions are met. If the specific conditions for conversion are not met, you may not be able to convert your Notes and you may not be able to receive the value of the common shares, if any, into which the Notes would otherwise be convertible.

The Notes are not protected by restrictive covenants.

The indenture governing the Notes does not contain any financial covenants or restrictions on the payment of dividends. The indenture does not restrict the issuance or repurchase of securities by us or our subsidiaries. The indenture contains no covenants or other provisions to afford you protection in the event of a highly leveraged transaction, such as a leveraged recapitalization, that would increase the level of our indebtedness, or a fundamental change except as described under “Description of Notes—Fundamental Change Permits Holders to Require Us to Purchase Notes.” Neither we nor our subsidiaries are restricted from incurring additional debt, including senior indebtedness, under the indenture. If we or our subsidiaries were to incur additional debt or liabilities, our ability to pay our obligations on the Notes could be adversely affected.

Our Notes may not be rated or may receive a lower rating than anticipated.

We do not intend to seek ratings on the Notes. However, if one or more rating agencies rates the Notes and assigns the Notes a rating lower than the rating expected by investors, or reduce their rating in the future, the market price of the Notes and our common shares would be harmed.

Adjustments to the conversion rate on the Notes may result in a taxable distribution to you.

The conversion ratio of the Notes will be adjusted if we distribute cash with respect to our common shares above certain levels and in certain other circumstances. Under Section 305(c) of the Internal Revenue Code, an increase in the conversion ratio as a result of our distribution of cash to common shareholders generally will result in a deemed distribution to you. Other adjustments in the conversion ratio (or failures to make such adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may have the same result. Any deemed distribution to you will be taxable as a dividend to the extent of its pro rata share of our current or accumulated earnings and profits. If you are a non-U.S. holder of Notes, any deemed distribution to you that is treated as a dividend of ordinary income will be subject to withholding tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). Somewhat different rules may apply if a portion of such deemed distribution to such a non-U.S. holder of Notes is attributable to gains from U.S. real property interests held by us. See “Material United States Federal Income Tax Considerations.”

The fundamental change purchase feature of the Notes may delay or prevent an otherwise beneficial takeover attempt of our company.

The terms of the Notes require us to purchase the Notes for cash at the election of the note holders in the event of a fundamental change. A takeover of our trust could trigger the requirement that we purchase the Notes. In addition, certain takeovers of our trust may require us to issue a make whole premium to holders who convert their Notes following the fundamental change. This may have the effect of delaying or preventing a takeover of our trust that would otherwise be beneficial to investors.

RATIOS OF EARNINGS TO FIXED CHARGES AND DEBT SERVICE COVERAGE

The following table sets forth our ratios of earnings to fixed charges and debt service coverage for the period and years shown:

	Six Months Ended June 30, 2006	Year Ended December, 31,
		2005	2004	2003
Earnings to fixed charges	1.72x	2.01x	2.13x	2.33x
Debt service coverage	2.80x	3.05x	3.29x	3.53x

We computed the ratios of earnings to fixed charges by dividing earnings by fixed charges. For this purpose, earnings consist of income from continuing operations and fixed charges. Fixed charges consist of interest expense, including interest costs capitalized, and the amortization of debt issuance costs. We computed the debt service coverage ratio by dividing earnings before interest income and expense, depreciation, amortization and gain on sale of real estate by the sum of interest expense and principal amortization.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the Notes will be approximately $96.7 million or approximately $106.4 million if the underwriter exercises in full its option to purchase up to an additional $10.0 million principal amount of the Notes. “Net proceeds” is what we expect to receive after paying expenses of the offering, which we estimate will be approximately $300,000, and the deduction of the underwriting discount. We intend to use the net proceeds of this offering to repay borrowings outstanding under our lines of credit, which were incurred principally to fund property acquisitions. As of September 1, 2006, borrowings under our lines of credit totaled $105.0 million and bore interest at a weighted average rate of 5.9065% per annum. The lines of credit have maturity dates between July 2007 and July 2008.

PRICE RANGE OF OUR COMMON SHARES

Our common shares are quoted and traded on the New York Stock Exchange under the symbol “WRE.” Set forth below, for the applicable periods indicated, are the high and low closing sale prices per common share as reported by the New York Stock Exchange.

	High	Low
2004
First Quarter	$32.45	$28.39
Second Quarter	32.76	25.80
Third Quarter	31.40	27.48
Fourth Quarter	34.43	30.31

2005
First Quarter	$33.18	$28.15
Second Quarter	32.11	28.93
Third Quarter	33.55	29.65
Fourth Quarter	31.80	28.75

2006
First Quarter	$36.47	$31.26
Second Quarter	38.72	34.14
Third Quarter (through September 5, 2006)	40.80	36.25

On September 5, 2006, the last sale price of our common shares on the New York Stock Exchange was $40.80 per common share.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2006:

•	on an actual basis;

•	on a pro forma basis to reflect the sale of $50 million of notes, the repayment of $50 million of notes due August 13, 2006, borrowings under our lines of credit to fund acquisitions, the assumption of mortgages from acquisitions, and the repayment of a mortgage note; and

•	on pro forma as adjusted basis to reflect the sale of the Notes and application of the proceeds therefrom (assuming the underwriter’s over-allotment option is not exercised). See “Use of Proceeds.”

You should read this table in conjunction with our consolidated financial statements and the related notes included in our Annual Report on Form 10-K for the year ended December 31, 2005 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, which are incorporated by reference into this prospectus supplement and the accompanying prospectus.

	June 30, 2006
	Actual	Pro Forma	Pro Forma As Adjusted
	(unaudited) (dollars in thousands)
Debt:
Lines of credit payable	$19,000	$105,000	$8,300
Mortgage notes payable	178,834	238,338	238,338
Notes payable	618,662	618,744	618,744
3.875% Convertible senior notes due 2026 offered hereby	—	—	100,000
Shareholders’ equity:
Shares of beneficial interest, par value $0.01; 100,000,000 shares authorized; 44,998,159 shares issued and outstanding at June 30, 2006(1)	450	450	450
Additional paid-in capital	498,577	498,577	498,577
Distributions in excess of net income	(42,417)	(42,417)	(42,417)

Total shareholders’ equity	456,610	456,610	456,610

Total capitalization	$1,273,106	$1,418,692	$1,421,992

(1)	Based on common shares outstanding as of June 30, 2006, excluding:

•	491,715 shares issuable upon exercise of vested outstanding options under our stock incentive plans at June 30, 2006; and

•	1,379,403 shares available for future grants or issuance under our stock option incentive plans.

DESCRIPTION OF NOTES

The following description of the particular terms of the Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus, under the heading “Description of Debt Securities.”

The Notes are being issued as a separate series of debt securities under our senior indenture, dated as of August 1, 1996, between WRIT and J.P. Morgan Trust Company, N.A. (as successor in interest to the First National Bank of Chicago), as trustee, and pursuant to resolutions of our board of trustees and an officers’ certificate, to be dated as of September 11, 2006. A copy of the form of indenture has been filed as an exhibit to the registration statement of which the accompanying prospectus is a part. Certain terms of the Notes are set forth in such officers’ certificate, which will be filed as an exhibit to Form 8-K after the issuance of the Notes. The term “indenture” as used in this “Description of Notes,” includes the provisions of such officers’ certificate as appropriate.

The following summary of certain provisions of the indenture (including the officers’ certificate) does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Notes and the indenture (including the officers’ certificate). Because the following is only a summary, it does not contain all information that you may find useful.

Definitions of certain terms are set forth throughout this description. Terms defined in the indenture that are used but not otherwise defined in this prospectus supplement have the meanings assigned to them in the indenture, and we incorporate those definitions by reference. As used in this “Description of Notes,” unless otherwise indicated, references to “holders” are to holders of record of the Notes and the words “we,” “us,” “our” and “WRIT” refer to Washington Real Estate Investment Trust and do not include its subsidiaries.

General

The Notes will:

•	be limited to $100.0 million aggregate principal amount, plus up to an additional $10.0 million aggregate principal amount if the underwriter exercises its over-allotment option in full; and

•	mature on September 15, 2026.

The Notes will be our general unsecured obligations, ranking equally in right of payment to all of our existing and future unsecured senior indebtedness and senior in right of payment to all of our future indebtedness that is expressly subordinated to the Notes. The Notes are also effectively subordinated to the liabilities of our secured indebtedness to the extent of the value of the collateral securing those obligations. As of September 1, 2006, we had approximately $238.3 million of secured indebtedness outstanding.

The Notes will bear cash interest at the rate of 3.875% per annum from the date of original issuance, expected to be September 11, 2006, or from the most recent date interest has been paid or provided for. We will pay interest on the Notes semiannually in arrears on March 15 and September 15 of each year, commencing on March 15, 2007, to holders of record at the close of business on the March 1 or the September 1 immediately preceding such interest payment date); provided, however, that interest payable upon redemption or repurchase by us will be paid to the person to whom principal is payable, unless the redemption date or repurchase date, as the case may be, is an interest payment date.

The Notes are not redeemable prior to September 20, 2011, and are redeemable on or after September 20, 2011 for cash for a redemption price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the redemption date. The Notes do not have the benefit of a sinking fund.

Each payment of cash interest on the Notes will include interest accrued for the period commencing on and including the immediately preceding interest payment date (or, if none, the original issuance date) through the day before the applicable interest payment date (or maturity date, redemption date or purchase date, as appropriate). Any payment required to be made on any day that is not a business day will be made on the next succeeding business day. Interest will be calculated using a 360-day year composed of twelve 30-day months. A

“business day” is any weekday that is not a day on which banking institutions in the City of New York are authorized or obligated to close. Interest will cease to accrue on a Note upon its maturity, conversion, redemption or purchase by us, at our option or at the option of a holder.

The Notes will be issued only in registered form in denominations of $1,000 and any integral multiple of $1,000 above that amount. The Notes will be payable in the City of New York at the corporate trust office of the paying agent, which initially will be an office or agency of the trustee, or an office or agency maintained by us for such purpose. The Notes will be represented by one or more global securities registered in the name of a nominee of the depositary. See “—Book Entry, Delivery and Form.”

The Notes offered hereby will constitute a single series of debt securities under the indenture. We may, to the extent permitted by applicable law, at any time purchase the Notes in the open market or by tender at any price or by private agreement.

The indenture for the Notes provides that incurrence of debt and total unencumbered assets covenants and the defeasance and covenant defeasance provisions specified in the “Description of Debt Securities” of the attached prospectus do not apply to the Notes.

Conversion Rights

Holders may surrender their Notes, in multiples of $1,000 principal amount, for conversion only if one or more of the conditions for conversion described below are satisfied. Upon a surrender of your Notes for conversion, we will deliver cash or our common shares or a combination thereof in respect of the remainder, if any, of our conversion obligation, as described below under “—Payment upon Conversion.”

Share Appreciation. If, with respect to any fiscal quarter after the fiscal quarter ending September 30, 2006, the Sale Price (as defined below) for at least 20 trading days (as defined below) in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is greater than 130% of the conversion price on the last day of such preceding fiscal quarter, then holders may surrender their Notes for conversion during and only during such fiscal quarter.

Redemption of Notes. If we call any or all of the Notes for redemption, a holder may surrender any of its Notes that have been called for redemption for conversion at any time prior to the close of business on the business day immediately prior to the redemption date.

Occurrence of Specified Transactions. Holders may surrender their Notes for conversion if we:

(1)	elect to distribute to all or substantially all holders of the common shares certain rights entitling them to purchase, for a period expiring within 60 days after the record date for such distribution, our common shares at less than the Sale Price on the trading day immediately preceding the announcement date of such distribution;

(2)	elect to distribute to all or substantially all holders of our common shares cash, debt securities (or other evidence of indebtedness) or other assets, which distribution has a per share value as determined by our board of trustees exceeding 10% of the Sale Price on the trading day immediately preceding the announcement date of such distribution; or

(3)	are party to a “change in control” (as described below under “—Fundamental Change Permits Holders to Require Us to Purchase Notes”).

In the case of clause (1) or (2) we must notify the holders of Notes at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their Notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place. No holder may exercise this right to convert if the holder otherwise will participate in the distribution without conversion. The “ex-dividend date” means the first date on which our common shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance or distribution.

In the case of clause (3), a holder may surrender Notes for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of such change in control until the trading day immediately preceding the fundamental change purchase date (as defined below under “—Fundamental Change Permits Holders to Require Us to Purchase Notes”). We must notify holders of the anticipated effective date of the change in control as soon as practicable after we first determine the anticipated effective date of such change in control. In addition to the conversion right described in clause (3), upon the occurrence of a change in control, a holder can require us to purchase all or a portion of its Notes as described below under “—Fundamental Change Permits Holders to Require Us to Purchase Notes.” A note for which a holder has delivered a purchase notice or a fundamental change purchase notice requiring us to purchase the note may be converted only if such notice is withdrawn in accordance with the indenture. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

Conversion upon satisfaction of trading price condition. Holders may surrender Notes for conversion during the five business day period after any five consecutive trading day period in which the trading price (as defined below) per $1,000 principal amount of Notes was less than 98% of the product of the Sale Price of our common shares and the conversion rate for such date.

The “trading price” of the Notes on any date of determination means the average of the secondary market bid quotations obtained by the trustee for $5.0 million principal amount of the Notes at approximately 3:30 p.m., New York City time, on such determination date from three independent U.S. nationally recognized securities dealers we select; provided that if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, that one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $5.0 million principal amount of the Notes from a U.S. nationally recognized securities dealer, then the trading price per $1,000 principal amount of Notes will be deemed to be less than 98% of the product of the Sale Price of our common shares and the conversion rate.

In connection with any conversion upon satisfaction of the above trading pricing condition, the trustee shall have no obligation to determine the trading price of the Notes unless we have requested such determination; and we shall have no obligation to make such request unless a holder provides us with reasonable evidence that the trading price per $1,000 principal amount of Notes would be less than 98% of the product of the Sale Price of our common shares and the conversion rate. At such time, we shall instruct the trustee to determine the trading price of the Notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of Notes is greater than or equal to 98% of the product of the Sale Price of our common shares and the conversion rate.

If the trading price condition has been met, we shall so notify the holders of the Notes. If, at any point after the trading price condition has been met, the trading price per $1,000 principal amount of Notes is greater than 98% of the product of the Sale Price of our common shares and the conversion rate for such date, we shall so notify the holders of Notes.

Two Months Prior to Maturity. Holders may surrender the Notes for conversion at any time on or after July 15, 2026 until the close of business on the day immediately preceding the maturity date.

The “Sale Price” of common shares on any trading day means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such trading day as reported in composite transactions for the principal U.S. securities exchange on which the common shares are traded or, if the common shares are not listed on a U.S. national or regional securities exchange, as reported on The Nasdaq Global Market (at such time that The Nasdaq Global Market is not a U.S. national securities exchange). If our common shares are not listed for trading on a U.S. national or regional securities exchange and not reported by The Nasdaq Global Market (at such time that The Nasdaq Global Market is not a U.S. national securities exchange) on the relevant date, the “Sale Price” will be the last quoted bid price for our common shares in the over-the-counter market on the relevant date as reported by the National Quotation Bureau Incorporated or similar organization. If our common shares are not so quoted, the “Sale Price” will be the average of the mid-point of the last bid and ask prices for our common shares on the relevant date from each of at least three independent nationally recognized investment banking firms selected by us for this purpose.

A “trading day” is any day on which (i) there is no market disruption event (as defined below) and (ii) the U.S. national securities exchange or The Nasdaq Global Market (at such time that The Nasdaq Global Market is not a U.S. national securities exchange) on which the common shares are listed, admitted for trading or quoted, is open for trading or, if the common shares are not so listed, admitted for trading or quoted, any business day. A “trading day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.

A “market disruption event” means the occurrence or existence for more than one half hour period in the aggregate on any scheduled trading day of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the U.S. national securities exchange or The Nasdaq Global Market (at such time that The Nasdaq Global Market is not a U.S. national securities exchange) on which the common shares are listed) in the common shares or in any options, contracts or future contracts relating to our common shares, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

Conversion Procedures

To convert a note represented by a global security, a holder must deliver a conversion notice to the conversion agent (which will initially be the trustee) and conversion will be effected by the conversion agent by book-entry transfer through the facilities of The Depository Trust Company, New York, New York, which we refer to as DTC. You may obtain copies of the required form of the conversion notice from the conversion agent.

To convert a note that is represented by a certificated security a holder must:

•	complete and manually sign a conversion notice, a form of which is on the back of the note, and deliver the conversion notice to the conversion agent;

•	surrender the note to the conversion agent;

•	if required by the conversion agent, furnish appropriate endorsement and transfer documents; and

•	if required, pay all transfer or similar taxes.

The date a holder complies with all of the applicable conversion requirements, including making any required interest payment as described below, is the “conversion date” under the indenture.

Upon conversion, you will not receive any payment of interest unless such conversion occurs between a regular record date and the interest payment date to which it relates. We will not issue fractional common shares upon conversion of Notes. Instead, we will pay cash in lieu of fractional shares. Holders of Notes at the close of business on a regular record date will receive payment of the interest payable on the corresponding interest payment date notwithstanding the conversion of such Notes at any time after the close of business on the applicable regular record date. Notes surrendered for conversion by a holder after the close of business on any regular record date but prior to the next interest payment date must be accompanied by payment of an amount equal to the interest payment that is due on those Notes on that interest payment date; provided, however, that no such payment need be made (1) if we have specified a redemption date that is after a record date and on or prior to the next interest payment date, (2) if we have specified a purchase date following a fundamental change that is after a record date and on or prior to the next interest payment date, (3) only to the extent of overdue interest, if any overdue interest exists at the time of conversion with respect to such Notes, or (4) in connection with any conversion following the regular record date immediately preceding the final interest payment date. We will not be required to convert any Notes that are surrendered for conversion without the required payment of interest as described in this paragraph.

Holders of our common shares issued upon conversion will not be entitled to receive any dividends payable to holders of our common shares as of any record date before the close of business on the settlement date of the conversion right. Settlement of our obligation to deliver cash or our common shares (if any) with respect to a conversion will occur in the manner and on the dates described under “—Payment upon Conversion” below.

Payment upon Conversion

At any time prior to maturity when conversion of Notes is allowed, holders may convert their Notes based on an initial conversion rate of 20.0900 common shares per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $49.78 per common share). The “initial conversion price” is equal to $1,000 divided by the initial conversion rate. The conversion rate will be subject to adjustment as described in “—Conversion Rate Adjustments” below. The conversion rate will not be adjusted for accrued and unpaid interest, if any. A note for which a holder has delivered a purchase notice or a fundamental change purchase notice, as described below, requiring us to purchase Notes may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture. A holder may convert fewer than all of such holder’s Notes so long as the Notes converted are an integral multiple of $1,000 principal amount.

In connection with any conversion, we will satisfy our obligation to convert the Notes (the “conversion obligation”) by delivering to holders in respect of each $1,000 aggregate principal amount of Notes being converted a “settlement amount” consisting of:

(1)	cash equal to the lesser of $1,000 and the conversion value, and

(2)	if the conversion value exceeds $1,000, (x) a number of common shares (the “net shares”) equal to the sum of, for each day of the cash settlement period described below, the greater of (i) zero and (ii) the quotient of (A) 5% of the difference between (1) the product of the conversion rate (including any additional shares as described under “—Make Whole Premium”) and the volume weighted average price (as defined below) per common share for such date, and (2) $1,000, divided by (B) the volume weighted average price per common share for such day or (y) if we so elect, cash equal to the difference (such difference, the “net share amount”) between the conversion value and $1,000 or (z) if we so elect, a combination of cash and our common shares with a value equal to the difference between the conversion value and $1,000, such amount to be determined as set out below.

We may elect to pay cash to holders of Notes surrendered for conversion in lieu of all or a portion of the net shares issuable upon conversion of such Notes only if payment of such cash would not be prohibited by the terms of our other indebtedness. If we do so elect to pay cash, we will notify you through the trustee of the dollar amount to be satisfied in cash (either 100% or a fixed dollar amount will be paid (the “specified cash amount”)) at any time on or before the date that is two business days following the conversion date.

If we elect to satisfy some but not all of the net share amount for any conversion in cash as set out in clause (2)(z) above, (a) we will pay to converting holders cash in an amount equal to the lesser of (x) the net share amount for such conversion and (y) the specified cash amount, and (b) we will deliver to converting holders a number of our common shares equal to the greater of (i) zero and (ii) the number of common shares to which such holder would be entitled under clause (2)(x), but replacing “$1,000” in clause (2)(x)(A)(2) with “$1,000 plus the specified cash amount.”

We will not issue fractional common shares on conversion of the Notes. Instead, we will pay the cash value of such fractional shares based on the average of the volume weighted average price per common share for the trading days during the cash settlement period. On conversion of a note, a holder will not receive any cash payment of interest unless such conversion date occurs between a record date and the interest payment date to which that record date relates. We will deliver the settlement amount on the third business day following the date the settlement amount is determined.

The “conversion value” means the product of (1) the conversion rate in effect (including any additional shares as described under “—Make Whole Premium”), and (2) the average of the volume weighted average price per common share for the trading days during the cash settlement period.

The “cash settlement period” with respect to any Notes means the 20 consecutive trading days beginning on the second trading day after the conversion date for those Notes, except in circumstances where conversion occurs within 20 days leading up to the maturity date or a specified redemption date, in which case the cash settlement period will be the 20 consecutive trading days beginning on the second trading day following the maturity date or the redemption date, as the case may be. In addition, if we choose to settle all or any portion of the net shares in cash in connection with conversion within 20 days leading up to the maturity date or a specified redemption date, we will send, on or prior to the maturity date or the specified redemption date, as the case may be, a single notice to the trustee of the net shares to be satisfied in cash.

The “volume weighted average price” per common share on any trading day means such prices as displayed on Bloomberg (or any successor service) page WRE <equity> VAP in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, the volume weighted average price means the market value per common share on such day as determined by a nationally recognized independent investment banking firm retained for this purpose by us.

If a holder tenders Notes for conversion and the conversion value is being determined at a time when the Notes are convertible into other property in addition to or in lieu of our common shares, the conversion value of each Note will be determined based on the kind and amount of common shares, securities or other property or assets (including cash or any combination thereof) that a holder of a number of our common shares equal to the conversion rate would have owned or been entitled to receive in such transaction and the value thereof during the cash settlement period. Settlement of Notes tendered for conversion after the effective date of any transaction giving rise to such change in conversion consideration will be as set forth above.

Make Whole Premium

If the effective date or anticipated effective date of a change in control constituting a make whole change in control (as defined below) occurs on or prior to September 20, 2011, and a holder sends a notice of conversion to the conversion agent during the period commencing 15 days prior to the anticipated effective date of such transaction and ending on and including the trading day prior to the related fundamental change purchase date (as defined in “—Fundamental Change Permits Holders to Require Us to Purchase Notes”), then, we will increase the applicable conversion rate for the Notes surrendered for conversion by a number of additional common shares (the “additional shares”), as described below.

A “make whole change in control” is a transaction that constitutes a change in control pursuant to clause (1), (2) or (3) under the definition of “change in control” under “—Fundamental Change Permits Holders to Require Us to Purchase Notes.”

We will mail a notice to holders and the trustee no later than 20 days prior to the anticipated effective date of the make whole change in control.

The number of additional shares to be added to the conversion rate will be determined by reference to the table below and is based on the effective date of the make whole change in control and the “applicable price” in connection with such transaction.

The “applicable price” in connection with a make whole change in control means:

•	if the consideration to be paid to holders of the common shares in connection with such transaction consists exclusively of cash, the amount of such cash per common share; and

•	in all other cases, the average Sale Price for the five consecutive trading days immediately preceding, but not including, the effective date of such transaction.

The shares prices set forth in the first column of the table below (i.e., the row headers), will be adjusted as of any date on which the conversion rate of the Notes is adjusted. The adjusted shares prices will equal the applicable prices in effect immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate in effect immediately prior to the adjustment giving rise to the applicable price adjustment and the denominator of which is the conversion rate as so adjusted. The increase of the additional shares to the conversion rate will be subject to adjustment in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

The following table sets forth the applicable price and number of additional shares to be added to the conversion rate per $1,000 principal amount of Notes:

	Effective Date
Applicable Price	September 6, 2006	September 15, 2007	September 15, 2008	September 15, 2009	September 15, 2010	September 20, 2011
$40.80	4.4198	4.4198	4.4198	4.4198	4.4198	4.4198
$45.00	2.9807	2.9334	2.8413	2.6668	2.3699	2.1340
$50.00	1.7851	1.7152	1.6002	1.3934	1.0234	0.0647
$55.00	0.9899	0.9214	0.8167	0.6380	0.3352	0.0000
$60.00	0.4766	0.4224	0.3444	0.2209	0.0436	0.0000
$65.00	0.1624	0.1280	0.0841	0.0234	0.0000	0.0000
$70.00	0.0019	0.0000	0.0000	0.0000	0.0000	0.0000
$75.00	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact applicable price and conversion date may not be set forth in the table above, in which case:

(1)	if the actual applicable price is between two applicable price amounts in the table or the conversion date is between two dates in the table, the number of additional shares to be added to the conversion rate will be determined by straight-line interpolation between the numbers set forth for the higher and lower applicable price amounts, and/or the two dates, based on a 365 day year, as applicable;

(2)	if the actual applicable price is in excess of $75.00 per share (subject to adjustment in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments”), we will not add additional shares to the conversion rate applicable to the converted note; and

(3)	if the actual applicable price is less than $40.80 per share (subject to adjustment in the same manner as the conversion rate as set forth under “— Conversion Rate Adjustments”), we will not add additional shares to the conversion rate applicable to the converted note.

Notwithstanding the foregoing, in no event will we increase the conversion rate as described above to the extent the increase will cause the conversion rate to exceed 24.5098 per $1,000 principal amount of Notes, subject to adjustment in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

Conversion Rate Adjustments

The conversion rate will be adjusted for:

(1)	dividends or distributions to all or substantially all holders of our common shares payable in our common shares or other capital stock;

(2)	subdivisions, combinations or certain reclassifications of our common shares;

(3)	distributions to all or substantially all holders of our common shares of certain rights to purchase common shares for a period expiring within 60 days from the date of issuance of such rights at less than the average of the closing prices for the five consecutive trading days immediately preceding the first public announcement of the distribution, provided that the applicable conversion rate will be readjusted to the extent that such rights, warrants or options are not exercised prior to their expiration;

(4)	certain distributions to all or substantially all holders of our common shares of our assets or debt securities or certain rights to purchase our securities (excluding cash dividends or other cash distributions, those rights to purchase common shares referred to in clause (3) above and any dividend or distribution referred to in clause (1) above);

(5)	dividends or distributions of cash to all or substantially all holders of our common shares in excess of $0.4125 per share in any quarterly period (the “Reference Dividend”), excluding any dividend or distribution in connection with our liquidation, dissolution or winding up; and

(6)	distributions of cash or other consideration by us or any of our subsidiaries in respect of a tender offer or exchange offer for our common shares, to the extent such cash and the value of any such other consideration per common share validly tendered or exchanged exceeds the Sale Price on the trading day following the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer (in which case the adjustment will be made based on the amount by which the consideration exceeds the Sale Price on such trading day).

In the event that we make a distribution consisting of capital stock of a subsidiary of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the current market price of our common shares, in each case based on the average closing sale prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such dividend or distribution on the New York Stock Exchange or such other national or regional exchange or market on which the securities are then listed or quoted.

Subject to the provisions of the indenture, if we distribute cash in accordance with clause (5) above, then we will adjust the conversion rate based on the following formula:

R1= R x	M
(M - C)

where,

R1         = the adjusted conversion rate;

R          = the conversion rate in effect immediately prior to the time of determination (as defined below);

M          = the average Sale Price for the five consecutive trading days prior to the trading day immediately preceding the ex-dividend date for the distribution; and

C          = the amount in cash per share we distribute to holders of the common shares (and for which no adjustment has been made that exceeds the amount of dividends and distributions permitted to be excluded pursuant to clause (5) above).

The Reference Dividend shall be subject to adjustment on account of any of the events set forth in clause (1), (2), (3), (4) or (6) above. Any such adjustment will be effected by multiplying the Reference Dividend by a fraction, the numerator of which will equal the conversion rate in effect immediately prior to the adjustment on account of such event and the denominator of which will equal the conversion rate as adjusted.

In no event will we adjust the conversion rate to the extent the adjustment would reduce the conversion price below the par value per common share.

Adjustments to the applicable conversion rate will be calculated to the nearest l/10,000th of a share. No adjustment in the conversion rate will be required unless such adjustment would require a change of at least 1% of the conversion rate then in effect; provided that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Notwithstanding the foregoing, all such carried forward adjustments shall be made upon conversion of the Notes, upon required purchases of the

Notes in connection with a fundamental change, upon redemption of the Notes and five business days prior to the stated maturity of the Notes. The indenture will permit us to increase the conversion rate from time to time.

To the extent we have a rights plan in effect on the date of any conversion of the Notes into common shares, a holder will receive, in addition to the common shares, the rights under the rights plan, unless, before any conversion, the rights have separated from the common shares, in which case the conversion rate will be adjusted at the time of separation as described in clause (4) above.

In the event of:

•	any reclassification of our common shares;

•	a consolidation, merger, binding share exchange or combination involving us; or

•	a sale or conveyance to another person or entity of all or substantially all of our property or assets;

in each case, in which holders of common shares would be entitled to receive shares, other securities, other property, assets or cash for their common shares, upon conversion by a holder of its Notes it will be entitled to elect to receive the same type of consideration that it would have had the option to receive had it owned a number of our common shares equal to the conversion rate immediately prior to any of these events multiplied by the principal amount of the Notes converted. For purposes of the foregoing, in the event holders of our common shares have the opportunity to elect the form of consideration to be received in any such transaction, we will make adequate provision whereby the holders of the Notes shall have a reasonable opportunity to determine the form of consideration into which all of the Notes, treated as a single class, shall be convertible from and after the effective date of such transaction (subject to our ability to settle the conversion obligation in cash, as set forth under “—Payment Upon Conversion”). Any such determination shall be subject to any limitations to which all of the holders of the common shares are subject, such as pro rata reductions applicable to any portion of the consideration to be paid. If we engage in any transaction described in this paragraph or with respect to certain other cases, the conversion rate will not otherwise be adjusted. If the transaction also constitutes a fundamental change, a holder can require us to purchase all or a portion of its Notes as described under “—Fundamental Change Permits Holders to Require Us to Purchase Notes.”

Notwithstanding the foregoing, the conversion rate shall not exceed 24.5098 per $1,000 principal amount of Notes, other than on account of adjustments to the conversion rate in the manner set forth in clauses (1) through (4) above.

Except as set forth in this “—Conversion Rate Adjustments,” the applicable conversion rate will not be adjusted for the following events:

•	upon the issuance of any our common shares pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in our common shares under any plan;

•	upon the issuance of any of our common shares or options or rights to purchase those shares pursuant to any present or future employee, trustee or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any of our common shares pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the Notes were first issued;

•	for a change in the par value of the common shares; or

•	for accrued and unpaid interest.

Optional Redemption

No sinking fund is provided for the Notes. Prior to September 20, 2011, we may not redeem the Notes. On or after September 20, 2011, we may redeem the Notes, in whole or in part, for cash for a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest, if any, to but excluding the redemption date.

We will give holders not less than 30 nor more than 60 days’ notice of any optional redemption (the “notice of redemption”).

If less than all of the outstanding Notes are to be redeemed, the trustee shall select the Notes to be redeemed in principal amounts at maturity of $1,000 or integral multiples thereof. In this case the trustee may select the Notes by lot, pro rata or by any other method the trustee considers fair and appropriate or in any manner required by DTC or any other depositary of the Notes.

Once we have called the Notes for redemption, Notes or portions of Notes will be convertible by the holder until the close of business on the business day before the redemption date unless we fail to pay the redemption price.

Purchase of Notes at the Option of the Holder

On September 15, 2011, September 15, 2016 and September 15, 2021 (each, a “purchase date”), a holder has the right to require us to purchase any outstanding note for cash at a price equal to 100% of the principal amount being offered plus accrued and unpaid interest to but excluding the purchase date for which a written purchase notice has been properly delivered by the holder to the paying agent (which will initially be the trustee) and not withdrawn, subject to specified additional conditions described below. Holders may submit their written purchase notice to the paying agent at any time from the opening of business on the date that is 20 business days prior to such purchase date until the close of business on the business day preceding such purchase date.

Unless we have issued a notice of redemption to redeem the Notes, we will be required to give notice on a date not less than 20 business days prior to each purchase date to all registered holders and to all beneficial owners as required by applicable law, stating, among other things, the procedures that holders must follow to require us to purchase their Notes.

The purchase notice given by each holder electing to require us to purchase Notes will be required to state:

•	if certificated, the certificate numbers of the holder’s Notes to be delivered for purchase, and if certificated Notes have not been issued, the notice must comply with appropriate DTC procedures;

•	the portion of the principal amount of Notes to be purchased, which must be $1,000 or an integral multiple thereof; and

•	that the Notes are to be purchased by us pursuant to the applicable provisions of the Notes and the indenture.

Any purchase notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day preceding the purchase date.

The notice of withdrawal must state:

•	the principal amount of Notes being withdrawn;

•	if certificated, the certificate numbers of the Notes being withdrawn, and if certificated Notes have not been issued, the notice must comply with appropriate DTC procedures; and

•	the principal amount of the Notes that remain subject to the purchase notice, if any.

In connection with any purchase offer pursuant to these provisions, we will:

•	comply with the provisions of Rule 13c-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable;

•	file Schedule TO or any other required schedule under the Exchange Act if then required by applicable rules; and

•	otherwise comply with the federal and state securities laws.

Payment of the purchase price for a note for which a purchase notice has been delivered and not validly withdrawn is conditioned upon the holder’s effecting a book-entry transfer of the note or delivery of the note, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. Payment of the purchase price for the note will be made promptly following the later of the purchase date and the time of the book-entry transfer or delivery of the note.

If the paying agent holds money sufficient to pay the purchase price of a note on the business day following the purchase date in accordance with the terms of the indenture, then, immediately after the purchase date, the note will cease to be outstanding and interest will cease to accrue. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the note. This will be the case whether or not book-entry transfer of the Notes is made or the Notes are delivered to the paying agent.

We cannot assure you that we will have the financial resources, or will be able to arrange financing to pay the purchase price for all the Notes that might be delivered by holders of Notes seeking to exercise the purchase right. In addition, our ability to purchase Notes may be limited by the terms of our then-existing indebtedness or financing agreements. No Notes may be purchased at the option of holders if there has occurred and is continuing an event of default, other than an event of default that is cured by the payment of the purchase price of all such Notes. If we were to fail to purchase the Notes when required by holders, an event of default under the indenture would occur. Any such default may, in turn, cause an event of default under our other debt.

Fundamental Change Permits Holders to Require Us to Purchase Notes

If a fundamental change (as defined below) occurs, any holder will have the right, at its option, to require us to repurchase all of your Notes not previously repurchased or called for redemption, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000. The price we are required to pay is 100% of the principal amount of the Notes to be purchased, plus any accrued and unpaid interest to, but excluding, the fundamental change purchase date.

Within 20 days after we know or reasonably should know of the occurrence of a fundamental change, we are obligated to give each holder of Notes notice of the fundamental change, which notice must state, among other things, the fundamental change purchase right arising as a result of the fundamental change and the procedures that holders must follow to exercise these rights. We must also deliver a copy of this notice to the trustee. To exercise the fundamental change purchase right, a holder must deliver before the close of business on the business day preceding the fundamental change purchase date, written notice to the trustee of such holder’s exercise of its fundamental change purchase right, together with the Notes with respect to which the right is being exercised. We are required to purchase the Notes, subject to the conditions set forth below, on the date that is 20 business days after the date of our notice (a “fundamental change purchase date”).

The holder’s written notice must state among other things:

•	if certificated Notes have been issued, the certificate numbers of the Notes to be delivered for purchase, and if the Notes are not in certificated form, a holder’s fundamental change purchase notice must comply with appropriate DTC procedures;

•	the portion of the principal amount of Notes at maturity to be purchased, in integral multiples of $1,000; and

•	that the Notes are to be purchased by us pursuant to the applicable provisions of the Notes and the indenture.

A “fundamental change” will be deemed to occur upon a change in control or a termination of trading, each as defined below.

A “change in control” will be deemed to have occurred at the time after the Notes are originally issued that any of the following occurs:

(1)	any sale, lease or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of us and our subsidiaries, taken as a whole, to any person (other than us or one or more of our subsidiaries); provided, however, that a transaction where the holders of all classes of our common equity (as defined below) immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of such person immediately after such transaction shall not be a change in control;

(2)	consummation of any share exchange, consolidation or merger of us pursuant to which the common shares will be converted into cash, securities or other property; provided, however, that a transaction where the holders of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation immediately after such event shall not be a change in control;

(3)	a “person” or “group” (within the meaning of Section 13(d) of the Exchange Act (other than us, our subsidiaries or our or their employee benefit plans)) files a Schedule 13D or a Schedule TO, disclosing that it has become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of our common equity representing more than 50% of the total voting power of our common equity;

(4)	our shareholders approve any plan or proposal for our liquidation or dissolution; provided, however, that a liquidation or dissolution of WRIT that is part of a transaction described in clause (1) above that does not constitute a change in control under the proviso contained in that clause shall not constitute a change in control; or

(5)	the first day on which a majority of the members of our board of trustees does not consist of continuing trustees.

A “termination of trading” is deemed to occur if our common shares (or other common shares into which the Notes are then convertible) is neither listed for trading on a U.S. national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States.

The term “common equity” of any person means capital stock of such person that is generally entitled to (1) vote in the election of directors of such person or (2) if such person is not a corporation, vote or otherwise participate in the selection of the governing body, trustees, partners, managers or others that will control the management or policies of such person.

A “continuing trustee” means a trustee who either was a member of our board of trustees on the date the Notes are first issued or who becomes a member of our board of trustees after that date and whose appointment, election or nomination for election by our shareholders is duly approved by a majority of the continuing trustees on our board of trustees at the time of such approval, either by specific vote or by approval of the proxy statement issued by us on behalf of the board of trustees in which such individual is named as nominee for trustee.

However, a change in control will not be deemed to have occurred if at least 90% of the consideration for the common shares (excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights, if any) in the transaction or transactions constituting the change in control consists of shares of capital stock traded on a U.S. national securities exchange or quoted on The Nasdaq Global Market (at such time that The Nasdaq Global Market is not a U.S. national securities exchange), or which will be so traded or quoted when issued or exchanged in connection with the change in control, and as a result of such transaction or transactions the Notes become convertible into such shares of capital stock (excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights, if any).

For purposes of the above paragraph the term “capital stock” of any person means any and all shares (including ordinary shares or American Depositary Shares), interests, participations or other equivalents however designated of corporate shares, trust shares or other equity participations, including partnership interests, whether general or limited, of such person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such person.

The definition of change in control includes a phrase relating to the sale, lease or transfer of all or substantially all of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, a holder’s ability to require us to repurchase its Notes as a result of the conveyance, sale, transfer or lease of less than all of our assets may be uncertain.

Any purchase notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day preceding the fundamental change purchase date.

The notice of withdrawal must state:

•	the principal amount of Notes being withdrawn;

•	if certificated, the certificate numbers of the Notes being withdrawn, and if certificated Notes have not been issued, the notice must comply with appropriate DTC procedures; and the principal amount of the Notes that remain subject to the purchase notice, if any.

In connection with any purchase offer pursuant to these provisions, we will:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable;

•	file Schedule TO or any other required schedule under the Exchange Act if then required by applicable rules; and

•	otherwise comply with the federal and state securities laws.

The foregoing provisions would not necessarily provide a holder with protection if we are involved in a highly leveraged or other transaction that may adversely affect the holder. For example, we could, in the future, enter into transactions, including recapitalizations, that would not constitute a fundamental change but that would increase the amount of our indebtedness or our subsidiaries’ indebtedness, some or all of which could be effectively senior to the Notes.

We cannot assure you that we will have the financial resources, or will be able to arrange financing to pay the fundamental change purchase price for all the Notes that might be delivered by holders of Notes seeking to exercise the purchase right. In addition, our ability to purchase Notes may be limited by the terms of our then-existing indebtedness or financing agreements.

In addition, we have, and may in the future incur, other indebtedness with similar fundamental change provisions permitting our holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates. No Notes may be purchased at the option of holders if there has occurred and is continuing an event of default, other than an event of default that is cured by the payment of the purchase price of all such Notes. If we were to fail to purchase the Notes when required by holders following a fundamental change, an event of default under the indenture would occur. Any such default may, in turn, cause an event of default under our other debt.

The rights of the holders to require us to repurchase their Notes upon a fundamental change could discourage a potential acquirer of us. The fundamental change feature, however, is not the result of management’s knowledge of any specific effort to accumulate our common shares, to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change purchase feature is a standard term contained in other offerings of debt securities similar to the Notes that have been marketed by the underwriter. The terms of the fundamental change purchase feature resulted from negotiations between the underwriter and us.

Payment of the fundamental change purchase price for a note for which a fundamental change purchase notice has been delivered and not validly withdrawn is conditioned upon the holder’s effecting a book-entry transfer of the note or delivery of the note, together with necessary endorsements, to the paying agent at any time after delivery of the fundamental change purchase notice. Payment of the fundamental change purchase price for the note will be made promptly following the later of the fundamental change purchase date and the time of the book-entry transfer or delivery of the note.

If the paying agent holds money or securities sufficient to pay the fundamental change purchase price of the note on the business day following the fundamental change purchase date in accordance with the terms of the indenture, then, immediately after the fundamental change purchase date, the note will cease to be outstanding and interest on such note will cease to accrue. Thereafter, all other rights of the holder will terminate, other than the right to receive the fundamental change purchase price upon delivery of the note. This will be the case whether or not book-entry transfer of the Notes is made or the Notes are delivered to the paying agent.

Our obligation to make a repurchase upon a fundamental change will be satisfied if a third party makes the fundamental change purchase offer in the manner and at the times and otherwise in compliance in all material respects with the requirements applicable to a fundamental change purchase offer made by us, purchases all Notes properly tendered and not withdrawn under the fundamental change purchase offer and otherwise complies with our obligations in connection therewith.

Merger and Sales of Assets

The indenture provides that we may not consolidate with or merge with or into any other person or sell, lease, or otherwise transfer all or substantially all of our assets to any person, unless among other things:

(1)	Either

(i)	we are the continuing person in the case of a merger, or

(ii)	the successor person will be a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia and the successor person (if not us) shall expressly assume all of our obligations under the Notes and the indenture;

(2)	Immediately after giving effect to the transaction (and treating any indebtedness that becomes an obligation of WRIT or any of our subsidiaries as a result of the transaction as having been incurred by WRIT or a subsidiary at the time of the transaction), no default or event of default would occur or be continuing; and

(3)	We have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that the consolidation, merger, sale or transfer complies with the indenture.

Upon the assumption of our obligations by such a person in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the Notes and the indenture.

There is no precise, established definition of the phrase “substantially all” under applicable law relating to the transfer of assets under applicable law. Accordingly, there may be uncertainty as to whether the foregoing provision would apply to transfer of less than all our assets.

Events of Default; Notice and Waiver

The indenture provides that, if an event of default specified therein shall have happened and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare the principal amount of the Notes outstanding plus accrued and unpaid interest through, but excluding, the date of such declaration to be immediately due and payable. In the case of certain events of bankruptcy or insolvency of WRIT, the principal amount of the Notes outstanding plus accrued and unpaid interest through the occurrence of such event shall automatically become and be immediately due and payable. Under certain circumstances, the holders of a majority in aggregate principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

Under the indenture, an event of default includes any of the following:

(1)	default in payment of the principal amount, any premium, a redemption price, a purchase price or a fundamental change purchase price with respect to any note when such becomes due and payable;

(2)	default in payment of any interest due on the Notes, which default continues for 30 days;

(3)	a default in our obligation to convert the Notes upon exercise of a holder’s conversion right and such default continues for a period of 10 days;

(4)	we fail to provide notice of the occurrence of a fundamental change as required by the indenture;

(5)	default in the performance or breach of any other covenant or warranty by us in the indenture, which default continues uncured for a period of 60 days after we receive written notice thereof from the trustee or we and the trustee receive written notice from the holders of not less than 25% in aggregate principal amount of the outstanding Notes;

(6)	make any changes to the indenture that adversely affects the right to convert any Note in any material respect or reduce any amount payable on repurchase of any Note (including on the occurrence of a fundamental change) without the consent of each holder of Notes affected thereby;

(7)	make an amendment to the indenture that affects the holders of the Notes without the consent of at least a majority in principal amount of the outstanding Notes; provided that this clause shall not apply to any amendment to the indenture that does not require the consent of any holder of the Notes as specified in “—Modification” or in the indenture;

(8)	default by us or any of our subsidiaries in the payment of the principal or interest on any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any of our indebtedness or indebtedness of any of our subsidiaries for money borrowed in excess of $5.0 million in the aggregate, whether such indebtedness now exists or shall hereafter be created, resulting in such indebtedness becoming or being declared due and payable, and such acceleration shall not have been rescinded or annulled within 30 days after written notice of such acceleration has been received by us or such subsidiary;

(9)	final unsatisfied judgments not covered by insurance in excess of $5.0 million rendered against us or any of our subsidiaries and not stayed, bonded or discharged within 60 days; or

(10)	certain events of bankruptcy or insolvency of WRIT or any significant subsidiary (or any of our subsidiaries that together would constitute a significant subsidiary).

A “significant subsidiary” is a subsidiary that would constitute a “significant subsidiary” within the meaning of Article 1 of Regulation S-X under the Securities Act as in effect on the date of the indenture.

The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding Notes, unless the trustee receives reasonable security or indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee, provided that such direction shall not be in conflict with any law or the indenture and subject to certain other limitations.

No holder of any note will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or the Notes or for the appointment of a receiver or trustee, or for any remedy under the indenture or the Notes, unless:

(1)	that holder has previously given to the trustee written notice of a continuing event of default; and

(2)	the holders of at least 25% in aggregate principal amount of the Notes have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in aggregate principal amount of the Notes a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

The holders of a majority in principal amount of the outstanding Notes may, on behalf of the holders of such Notes, waive any existing or past default under the indenture and its consequences, except a default in the payment of the principal amount, premium, if any, or accrued and unpaid interest in respect of any Note or in respect of any provision which under the indenture cannot be amended without the consent of the holder of each outstanding Note affected.

Modification

Without the consent of any holder of Notes, we and the trustee may amend the indenture to:

•	cure any ambiguity, omission, defect or inconsistency;

•	provide for the assumption by a successor trust of our obligations under the indenture;

•	secure the Notes;

•	make any change that does not adversely affect the rights of any holder of Notes;

•	evidence the acceptance of appointment by a successor trustee; or

•	add to our covenants or obligations or event of default under the indenture or surrender any right, power or option conferred by the indenture on us.

In addition, amendment of the indenture or the Notes may be effected by us and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the Notes and other series of senior debt issued pursuant to the indenture then outstanding. However, without the consent of each holder affected thereby, no amendment may, among other things:

•	reduce the principal amount, reduce the rate or change the time of payment of interest on any Note, redemption price with respect to any Note, or extend the stated maturity of any Note or make any Note payable in money or securities other than that stated in the Note;

•	make any reduction in the principal amount of Notes whose holders must consent to an amendment or any waiver under the indenture or modify the indenture provisions relating to such amendments or waivers; or

•	impair the right to institute suit for the enforcement of any payment with respect to, or conversion of, the Notes.

Discharge of the Indenture

We may be discharged from any and all obligations under the indenture (except for certain obligations to register the transfer or exchange of Notes, to replace stolen, lost or mutilated Notes, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents and our obligations in connection with the holders’ rights to convert the Notes). We will be so discharged upon, among other things, delivering to the trustee for cancellation all outstanding Notes or depositing with the trustee, in trust, or the paying agent after the Notes have become due and payable, whether at stated maturity, or any redemption date, or will become due and payable within one year of stated maturity or redemption date, or will become due and payable within one year of stated maturity or redemption date, cash sufficient to pay all of the outstanding Notes and paying all other sums payable under the indenture by us.

Calculations in Respect of Notes

We or our agents will be responsible for making all calculations called far under the Notes. These calculations include, but are not limited to, determination of the Sale Price, the conversion rate or price and conversion rate adjustments. We or our agents will make all these calculations in good faith and, absent manifest error, our and their calculations will be final and binding on holders of Notes. We or our agents will provide a schedule of these calculations to the trustee, and the trustee is entitled to conclusively rely upon the accuracy of these calculations without independent verification.

Book Entry, Delivery and Form

The Notes offered hereby will be issued in the form of one or more fully registered global notes (the “Global Notes”). The Global Notes will be deposited on or about the issue date with, or on behalf of, The Depository Trust Company and registered in the name of Cede & Co., as nominee of DTC (such nominee being referred to herein as the “Global Note Holder”).

DTC has advised us that it is a limited-purpose trust company which was created to hold securities for its participating organizations (collectively, the “participants”) and to facilitate the clearance and settlement of transactions in such securities between participants through electronic book-entry changes in accounts of its participants. DTC’s participants include securities brokers and dealers (including the underwriter), banks and trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the “indirect participants”) that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through DTC’s participants or DTC’s indirect participants.

We expect that pursuant to procedures established by DTC (i) upon deposit of the Global Notes, DTC will credit the accounts of participants designated by the underwriter with portions of the principal amount of the Global Notes and (ii) ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of DTC’s participants), DTC’s participants and DTC’s indirect participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Notes will be limited to such extent.

So long as the Global Note Holder is the registered owner of any Notes, the Global Note Holder will be considered the sole owner or holder of such Notes outstanding under the indenture. Except as provided below, owners of Notes will not be entitled to have Notes registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form, and will not be considered the holders thereof under the indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the trustee thereunder. As a result, the ability of a person having a beneficial interest in Notes represented by the Global Notes to pledge such interest to persons or entities that do not participate in DTC’s system or to otherwise take actions in respect of such interest may be affected by the lack of a physical certificate evidencing such interest.

Neither we, the trustee, the paying agent, the conversion agent nor the registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such Notes.

All payments in respect of any Notes registered in the name of the Global Note Holder on the applicable record date will be payable to or at the direction of such Global Note Holder in its capacity as the registered holder under the indenture. Under the terms of the indenture, we, the trustee, the paying agent, the conversion agent and the registrar may treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither we, the trustee, the paying agent, the conversion agent nor the registrar has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes (including principal, premium, if any, and interest).

We believe, however, that it is currently the policy of DTC to immediately credit the accounts of the relevant participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of DTC. Payments by DTC’s participants and DTC’s indirect participants to the beneficial owner of Notes will be governed by standing instructions and customary practice and will be the responsibility of DTC’s participants or DTC’s indirect participants.

As long as the Notes are represented by one or more Global Notes, DTC’s nominee will be the holder of the Notes and therefore will be the only entity that can exercise a right to repayment or repurchase of the Notes. See “—Conversion Procedures,” “— Purchase of Notes at the Option of the Holder” and “—Fundamental Change Permits Holders to Require Us to Purchase Notes.” Notice by participants or indirect participants or by owners of beneficial interests in a Global Note held through such participants or indirect participants of the exercise of the option to require purchase or conversion of beneficial interests in Notes represented by a Global Note must be transmitted to DTC in accordance with its procedures on a form required by DTC and provided to participants.

In order to ensure that DTC’s nominee will timely exercise a right to purchase or conversion with respect to a particular note, the beneficial owner of such note must instruct the broker or the participant or indirect participant through which it holds an interest in such note to notify DTC of its desire to exercise a right to purchase or conversion. Different firms have cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant or indirect participant through which it holds an interest in a note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to DTC. We will not be liable for any delay in delivery of notices of the exercise of the option to elect purchase or conversion.

If DTC is at any time unwilling to continue as the depositary and a successor depositary is not appointed by us within 90 days, we will issue definitive Notes in exchange for the Global Notes.

Governing Law

The indenture is, and the Notes will be, governed by and construed in accordance with the laws of the State of New York.

Information Concerning the Trustee

J.P. Morgan Trust Company, National Association, is the trustee, registrar, paying agent and conversion agent under the indenture. We may maintain deposit accounts and conduct other banking transactions with the trustee or its affiliates in the normal course of business. JP Morgan Chase Bank, N.A., bank agent and lender for one of our lines of credit, is an affiliate of J.P. Morgan Trust Company, National Association, our trustee for the Notes.

Payment and Paying Agent

We will maintain an office in the Borough of Manhattan, The City of New York, where we will pay the principal on the Notes and you may present the Notes for conversion, registration of transfer or exchange for other denominations, which shall initially be an office or agency of the trustee. We may pay interest by check mailed to your address as it appears in the note register. However, payments to DTC will be made by wire transfer of immediately available funds to the account of DTC or its nominee.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

This section is a discussion of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the Notes. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on existing U.S. federal income tax authorities, all of which are subject to change or differing interpretations, possibly with retroactive effect. There can be no assurances that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of purchasing, owning or disposing of the Notes. The summary generally applies only to investors that purchase Notes in the initial offering at their issue price, which is the first price at which a substantial amount of the Notes are sold for money to the public (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), and that hold the Notes as “capital assets” (generally, for investment). This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended (“Code”), or a U.S. Holder (as defined below) whose “functional currency” is not the U.S. dollar). Also, it is not intended to be wholly applicable to all categories of investors, some of which may be subject to special rules (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, real estate investment trusts, insurance companies, tax-exempt entities, tax-deferred or other retirement accounts, investors in pass-through entities and persons holding the Notes as part of a hedging, integrated or conversion transaction or a straddle, or persons deemed to sell the Notes under the constructive sale provisions of the Code). Finally, the summary does not describe the effect of the U.S. federal estate and gift tax laws or the effects of any applicable foreign, state or local laws.

ANY DISCUSSION OF U.S. FEDERAL INCOME TAX ISSUES SET FORTH HEREIN WAS WRITTEN IN CONNECTION WITH THE PROMOTION AND MARKETING OF THE OFFERING DESCRIBED HEREIN. SUCH DISCUSSION IS NOT INTENDED OR WRITTEN TO BE LEGAL OR TAX ADVICE TO ANY PERSON AND IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED, BY ANY PERSON FOR THE PURPOSE OF AVOIDING U.S. FEDERAL TAX PENALTIES THAT MAY BE IMPOSED ON SUCH PERSON.

INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF U.S. FEDERAL ESTATE OR GIFT TAX LAWS, FOREIGN, STATE AND LOCAL LAWS, AND TAX TREATIES.

U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of Notes that for U.S. federal income tax purposes is (1) an individual who is a citizen or resident of the United States, (2) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state of the United States, or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (4) a trust if it is (A) subject to the primary supervision of a U.S. court and the control of one of more U.S. persons or (B) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. The term “U.S. Holder” also includes certain former citizens and residents of the United States. A “Non-U.S. Holder” is a beneficial owner of the Notes (other than a partnership) that is not a U.S. Holder. If a partnership (including for this purpose any entity, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of the Notes, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. A holder of the Notes that is a partnership, and partners in such partnership, should consult their own tax advisors about the U.S. federal income tax consequences of purchasing, owning and disposing of the Notes.

Taxation of Interest

U.S. Holders will be required to recognize as ordinary income stated interest paid or accrued on the Notes, in accordance with their regular method of tax accounting. In general, if the terms of a debt instrument entitle a holder to receive payments, other than fixed periodic interest, that exceed the issue price of the instrument by more than a statutory de minimis amount (one-fourth of one percent of the stated redemption price at maturity times the number of complete years from issuance to maturity), the holder will be required to recognize as additional interest such “original issue discount” (“OID”) in advance of receipt as it accrues under a constant yield method.

The Notes will be issued at a discount of 0.5 percent from their principal amount. Although the Notes have a stated maturity date of September 15, 2026, holders of the Notes have the right to require us to repurchase their Notes in whole or in part on September 15, 2011, September 15, 2016 and September 15, 2021 for cash equal to 100 percent of the principal amount of the Notes to be repurchased plus any accrued but unpaid interest. Because the exercise of this put option on September 15, 2011 would maximize the yield to a holder of the Notes, this put option will be deemed exercised for purposes of determining the maturity date of the Notes and whether the discount exceeds the statutory de minimis amount and, if so, applying the constant yield method. Because the discount is less than 1.25 percent (the statutory de minimis amount for a 5-year debt instrument), the Notes will not be deemed to have been issued with OID.

Adjustment to Conversion Rate

The conversion rate is subject to adjustment under specified circumstances. Under Section 305 of the Code and the applicable Treasury regulations, a holder of Notes could, in certain circumstances, be deemed to have received a distribution with respect to our common shares if and to the extent that the conversion rate is adjusted, resulting in dividend income to the extent of our current and accumulated earnings and profits, as determined for U.S. federal income tax purposes. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the Notes will generally not be deemed to result in a constructive distribution with respect to our common shares. Certain of the possible adjustments provided in the Notes (including, without limitation, adjustments in respect of taxable dividends to our shareholders) do not qualify as being made pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, we intend to take the position that you will be deemed to have received constructive distributions from us, even though you have not received any cash or property as a result of such adjustments. A U.S. Holder could have taxable income in this event even though the U.S. Holder receives no cash or property. Generally, a U.S. Holder’s basis in the Notes will be increased to the extent any constructive distribution is treated as a dividend.

Although the matter is not entirely clear, we believe any such constructive distributions generally will be taxable to taxable U.S. Holders as ordinary income and capital gains to the extent of the U.S. Holders’ pro rata shares (taking into account both the constructive distributions to them and the dividend distributions made or deemed made to our shareholders) of such components of our current or accumulated earnings and profits. If our distributions (including to shareholders) exceed our current and accumulated earnings and profits, the excess a U.S. Holder’s share of such excess will be deemed to be a return of capital to such Holder to the extent of the adjusted tax basis of such Notes. Distributions in excess of the adjusted tax basis will be treated as gain from the sale or exchange of the Notes. A U.S. Holder who has received a distribution in excess of our current and our accumulated earnings and profits may, upon the sale of the Notes, realize a higher taxable gain or a smaller loss because the basis of the Notes as reduced will be used for purposes of computing the amount of the gain or loss.

The tax rate on both dividends and long-term capital gains for most non-corporate taxpayers is 15 percent for tax years beginning before January 1, 2011. This reduced maximum tax rate generally does not apply to ordinary REIT dividends, which are subject to tax at the higher tax rates applicable to ordinary income (a maximum rate of 35 percent). The 15 percent maximum tax rate, however, does apply to distributions that are properly designated as capital gains distributions (except to the extent attributable to real estate depreciation, in which case such distributions continue to be subject to a 25 percent tax rate) and REIT dividends attributable to earnings of or dividends received by the REIT that already had been subject to U.S. corporate income tax. U.S. Holders that are corporations may, however, be required to treat up to 20 percent of certain capital gains dividends as ordinary income. Distributions we make (including constructive distributions), whether characterized as ordinary income or as capital gains, are not eligible for the dividends received deduction for corporations.

Sale, Exchange, Redemption or Other Disposition of Notes

A U.S. Holder generally will recognize capital gain or loss if the holder disposes of the Notes in a sale, exchange, redemption or other disposition (other than conversion of the Notes into cash and our common shares, the U.S. federal income tax consequences of which are described under “—U.S. Holders—Conversion of Notes” below). The U.S. Holder’s gain or loss will equal the difference between the proceeds received by the holder (other than amounts attributable to accrued by unpaid interest which will be taxable as such) and the holder’s adjusted tax basis in the Notes. The U.S. Holder’s tax basis in the Notes will generally equal the amount the Holder paid for the Notes. The gain or loss recognized by the U.S. Holder on the disposition of the Notes will be long-term capital gain or loss if the holder held the Notes for more than one year, or short-term capital gain or loss if the holder held the Notes for one year or less. Long-term capital gains of non-corporate taxpayers currently are taxed at a maximum 15 percent federal rate (effective for tax years beginning before January 1, 2011). Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.

Conversion of Notes

Upon conversion of the Notes solely into cash, a U.S. Holder generally will be subject to the rules described under “—U.S. Holders—Sale, Exchange, Redemption or Other Disposition of Notes” above.

The tax consequences of the conversion of the Notes into cash and our common shares are not entirely clear. A U.S. Holder may be treated as exchanging the Notes for our common shares and cash in a recapitalization for U.S. federal income tax purposes. In such case, the U.S. Holder generally would not be permitted to recognize loss, but generally would be required to recognize capital gain in an amount equal to the lesser of the gain realized and the cash received (other than cash in lieu of a fractional common share and any cash attributable to accrued but unpaid interest). The gain recognized by a U.S. Holder upon conversion of the Notes will be long-term capital gain if the holder held the Notes for more than one year, or short-term capital gain if the holder held the Notes for one year or less. Long-term capital gains of non-corporate taxpayers currently are taxed at a maximum 15 percent federal rate (effective for tax years beginning before January 1, 2011). Short-term capital gains are taxed at ordinary income rates. The U.S. Holder’s adjusted tax basis in the common shares received (including any fractional share for which cash is paid, but excluding shares attributable to accrued but unpaid interest) generally would equal the adjusted tax basis of the converted Notes, decreased by the amount of cash received (other than cash in lieu of a fractional common share and any cash attributable to accrued but unpaid interest), and increased by the amount of gain recognized. The U.S. Holder’s holding period in the common shares (other than shares attributable to accrued but unpaid interest) would include the holding period in the converted Notes.

Alternatively, the conversion of the Notes into cash and our common shares may be treated as in part a payment in redemption of a portion of the Notes and in part a conversion of a portion of the Notes into common shares. In such case, a U.S. Holder’s aggregate tax basis in the Notes would be allocated between the portion of the Notes treated as sold and the portion of the Notes treated as converted into common shares on a pro rata basis The U.S. Holder generally would recognize capital gain or loss with respect to the portion of the Notes treated as sold equal to the difference between the amount of cash received by the U.S. Holder (other than amounts attributable to accrued but unpaid interest) and the U.S. Holder’s adjusted tax basis in the portion of the Notes treated as sold.

With respect to the portion of the Notes treated as converted, a U.S. Holder generally would not recognize any gain or loss (except with respect to cash received in lieu of a fractional common share). The tax basis allocated to the portion of the Notes treated as converted into common shares would be the U.S. Holder’s tax basis in the common shares (including any fractional share for which cash is paid, but excluding shares attributable to accrued interest). The U.S. Holder’s holding period in the common shares (other than shares attributable to accrued interest ) would include the holding period in the converted Notes.

With respect to cash received in lieu of a fractional share of our common shares, a U.S. Holder would be treated as if the fractional share were received and then immediately redeemed for cash. The U.S. Holder generally would recognize gain or loss equal to the difference between the cash received and that portion of the holder’s basis in the common shares attributable to the fractional share.

Any cash and the value of any portion of our common shares that is attributable to accrued interest on the Notes not yet taken into account would be taxed as ordinary income. The basis in any common shares attributable to accrued interest would equal the fair market value of such shares when received. The holding period in any common shares attributable to accrued interest would begin the day after the date of conversion.

Backup Withholding and Information Reporting

When required, we will report to the IRS and holders of the Notes amounts paid on or with respect to the Notes and the amount of any tax withheld from such payments. Certain non-corporate U.S. Holders may be subject to backup withholding. The backup withholding tax rate is currently 28 percent.

Payments of stated interest and constructive distributions treated as dividends to U.S. Holders of the Notes generally will be subject to information reporting unless the holder is an exempt payee, such as a corporation. They will also be subject to backup withholding unless the holder (1) is an exempt payee, or (2) provides us or our paying agent with a correct taxpayer identification number and complies with applicable certification requirements. Payments made to U.S. Holders by a broker upon a sale of the Notes will generally be subject to information reporting and backup withholding. If the sale is made through a foreign office of a foreign broker, however, the sale will generally not be subject to either information reporting or backup withholding. This exception may not apply if the foreign broker is owned or controlled by U.S. persons, or is engaged in U.S. trade or business.

Non-U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences relevant to a Non-U.S. Holder (as defined above).

Taxation of Interest

Payments of interest to nonresident persons or entities are generally subject to U.S. federal tax at a rate of 30 percent (or a reduced or zero rate under the terms of an applicable income tax treaty between the United States and the Non-U.S. Holder’s country of residence), collected by means of withholding by the payor. Payments of interest on the Notes to most Non-U.S. Holders that are not effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holders, however, will qualify as “portfolio interest,” and thus will be exempt from the withholding tax, if the holders certify their nonresident status as described below. The portfolio interest exemption will not apply to payments of interest to a Non-U.S. Holder that:

•	owns, actual or by attribution (including treating the Notes owned by such holder as common shares on an as-converted basis), at least 10 percent of the total combined voting power of all classes of our common shares entitled to vote;

•	is a bank that acquired the Notes in consideration for an extension of credit made pursuant to a loan agreement entered into the ordinary course of business; or

•	is a “controlled foreign corporation” that is a related to us, actually or by attribution, through share ownership;

In general, a foreign corporation is a controlled foreign corporation if more than 50 percent of its stock is owned, actually or constructively, by one or more U.S. persons that each owns, actually or constructively, at least 10 percent of the corporation’s voting stock.

The portfolio interest exception, entitlement to treaty benefits and several of the special rules for Non-U.S. Holders described below apply only if the holder certifies its nonresident status. A Non-U.S. Holder can meet this certification requirement by providing a properly executed IRS form W-8BEN or appropriate substitute form to us or our paying agent prior to the payment. If the Non-U.S. Holder holds the Notes through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The Non-U.S. Holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries.

If interest on the Notes is effectively connected with the conduct of a trade or business in the United States by a Non-U.S. Holder (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder, although exempt from U.S. federal withholding tax (provided that the certification requirements discussed in the next sentence are met), generally will be subject to U.S. federal income tax on such interest on a net income basis in the same manner as if it were a U.S. Holder. In order to claim an exemption from withholding tax, such a Non-U.S. Holder will be required to provide us with a properly executed IRS Form W-8ECI or a suitable substitute form certifying, under penalties perjury, that the holder is a non-U.S. person and the interest is effectively connected with the holder’s conduct of a U.S. trade or business and is includible in the holder’s gross income. In addition, if such Non-U.S. Holder is engaged in a U.S. trade or business and is a foreign corporation, it may be subject to a branch profits tax equal to 30 percent (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Interest on Notes not effectively connected with a U.S. trade or business and not excluded from U.S. federal withholding tax under the “portfolio interest” exemption described above generally will be subject to withholding at a 30 percent tax rate, except where a Non-U.S. Holder is entitled to the benefits of an applicable tax treaty to reduce or eliminate such withholding tax and demonstrates such eligibility to us and the IRS.

Adjustment of Conversion Rate

The conversion rate of the Notes is subject to adjustment in certain circumstances. Any such adjustment could, in certain circumstances, give rise to a deemed distribution to a Non-U.S. holder of the Notes. See “—U.S. Holders—Adjustment of Conversion Rate” above.

The portion of such deemed dividends received by Non-U.S. Holders payable out of our earnings and profits, which are not attributable to our capital gains and which are not effectively connected with a U.S. trade or business of the Non-U.S. Holder, generally will be subject to U.S. withholding tax at the rate of 30 percent, unless reduced by treaty. If a portion of such dividend is attributable to gains from U.S. real property interests held by us, it is not clear whether such amounts would also be treated as ordinary dividends subject to a U.S. withholding tax at the rate of 30 percent (unless reduced by treaty) or whether they would be treated as a capital gains distribution under FIRPTA and subject to U.S. income tax at the rates applicable to U.S. individuals or corporations but with respect to which we would be required to withhold at the rate of 35 percent. In the latter situation, such amounts may also be subject to a 30 percent branch profits in the hands of a Non-U.S. Holder that is a corporation. Any resulting withholding tax attributable to deemed dividends would be collected from interest payments made on the Notes.

Conversion, Sale, Redemption or Exchange of the Notes

A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale, conversion or other taxable disposition (including a redemption) of the Notes unless:

•	the holder is an individual who was present in the United Sates for 183 days or more during the taxable ear of the disposition and certain other conditions are met;

•	the gain is effectively connected with the conduct of a U.S. trade or business by the Non-U.S. Holder (and, if required by a tax treaty, the gain is attributable to a permanent establishment maintained in the United States); or

•	the Notes constitute a U.S. real property interest within the meaning of the Foreign Investment in Real Property Tax Act, which is referred to as FIRPTA. The Notes will not constitute a U.S. real property interest for purposes of FIRPTA if we are a domestically-controlled REIT. We will be a domestically-controlled REIT if at all times during a specified testing period less than 50 percent in value of our shares is held directly or indirectly by non-U.S. persons. We believe that currently we are a domestically-controlled REIT and, therefore, that a sale of the Notes would not be subject to taxation under FIRPTA. Because our common shares are publicly traded, however, no assurance can be given that we are or will continue to be a domestically-controlled REIT.

Although the applicable rules are not entirely clear, if, at the time of any repurchase, redemption or conversion of the Notes (including a conversion of the Notes for cash and any of our common shares) we cannot determine that we are a domestically-controlled REIT, we intend to withhold 10 percent of any amounts payable by us on the repurchase, redemption or conversion of the Notes (including a conversion of the Notes for cash and any of our common shares). Further, any other sale or disposition of the Notes may be subject to U.S. federal income tax withholding. Information reports with respect to such withholding will have to be filed with the IRS.

You are urged to consult your tax advisor as to whether the sale, redemption, repurchase or conversion of Notes for cash and any of our common shares is exempt from U.S. federal income tax under FIRPTA (i) if our common shares are part of a class of stock that is regularly traded on a established securities market and you held the Notes that, on the date of their acquisition, had a fair market value of five percent or less of the fair market value of our common shares, or (ii) if we are a domestically-controlled REIT, or (iii) to the extent of our common shares received upon a conversion of the Notes. As noted above, we will be a domestically-controlled REIT if at all times during a specified testing period we are a REIT and less than 50 percent in value of our common shares are held directly or indirectly by non-U.S. persons. As also noted above, we believe that, currently, we are a domestically-controlled REIT and, therefore, that the sale of the Notes or our common shares would not be subject to taxation under FIRPTA. Because our common shares are publicly traded, however, we cannot guarantee that we are or will continue to be a domestically-controlled REIT. If a sale, redemption, repurchase or conversion of the Notes for our common shares is exempt from U.S. federal income tax under FIRPTA, any amount withheld from such payments to you may be refunded or credited against your federal income tax liability, if any, if you file with the IRS, on a timely basis, the required IRS forms. If such sale, redemption, repurchase or conversion is not exempt from U.S. federal income tax under FIRPTA, a Non-U.S. Holder will have to file federal income tax returns and pay the required tax, against which (if such returns are filed on a timely basis) the withheld amount will be credited and the portion thereof, if any, in excess of the tax refunded.

To the extent a Non-U.S. Holder receives upon conversion cash or common shares that are attributable to accrued but unpaid interest not previously included in income, such cash or shares may give rise to income that would be subject to the rules described above with respect to the taxation of interest. See “—Non-U.S. Holders—Taxation of Interest” above.

Backup Withholding and Information Reporting

We must report annually to the IRS and to each Non-U.S. Holder the amount of interest and constructive distributions treated as dividends paid to that holder and the amount of any tax withheld form those payments. These reporting requirements apply regardless of whether withholding was reduced or eliminated by any applicable tax treaty. Copies of the information returns reporting those payments of interest or constructive distributions treated as dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement. A Non-U.S. Holder generally will not be subject to additional information reporting or to backup withholding at the applicable rate (currently 28 percent) with respect to payments of interest on the Notes or to information reporting or backup withholding with respect to proceeds from the sale or other disposition of the Notes to or through a U.S. office of any broker, as long as the holder:

•	has furnished to the payor or broker a valid IRS From W-8BEN or a suitable substitute form certifying, under penalties of perjury, its status as a non-U.S. person;

•	has furnished to the payor or broker other documentation upon which it may rely to treat the payments as made to a non-U.S. person in accordance with Treasury regulations; or

•	otherwise establishes an exemption.

The payment of the proceeds from the sale or other disposition of the Notes to or through a foreign office of a broker generally will not be subject to backup withholding or, except in cases in which the broker has certain relationships to the United States, information reporting if the gain therefrom is not subject to U.S. taxation under FIRPTA.

Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability, if any, or will otherwise be refundable, provided that the requisite procedures are followed and the proper information is filed with the IRS on a timely basis. Non-U.S. Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable, and the filing of a U.S. tax return for purposes of claiming a credit or refund of such backup withholding.

However, as noted above, if gain from the conversion, sale or exchange of the Notes is subject to U.S. taxation under FIRPTA, the buyer or paying agent will be required to withhold tax from the amounts paid and file information reports with respect thereto.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated September 6, 2006, we have agreed to sell Credit Suisse Securities (USA) LLC, as underwriter, $100,000,000 aggregate principal amount of the Notes.

The underwriting agreement provides that the underwriter is obligated to purchase all of the Notes if any are purchased, other than those Notes covered by the over-allotment option described below.

We have granted to the underwriter a 30-day option to purchase up to $10,000,000 additional aggregate principal amount of the Notes at the public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments in the sale of the Notes.

The underwriter proposes to offer the Notes initially at the public offering price on the cover page of this prospectus supplement. The underwriter may allow a discount of $15.00 per note on sales to other broker/dealers. After the initial public offering, the underwriter may change the public offering price and discount to broker/dealers.

The following table summarizes the compensation and estimated expenses we will pay:

	Per Note		Total
	Without Over-allotment	With Over-allotment	Without Over-allotment	With Over-allotment
Underwriting discounts and commissions paid by us	$25.00	$25.00	$2,500,000	$2,750,000
Expenses payable by us	$3.00	$2.73	$300,000	$300,000

The Notes are a new issue of securities with no established trading market. The underwriter intends to make a secondary market for the Notes. However, it is not obligated to do so and may discontinue making a secondary market for the Notes at any time without notice. No assurance can be given as to how liquid the trading market for the Notes will be.

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 relating to, any of our common shares or securities convertible into or exchangeable or exercisable for any of our common shares, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse Securities (USA) LLC for a period of 90 days after the date of this prospectus supplement, except issuances pursuant to the exercise of employee stock options outstanding on the date hereof or pursuant to our dividend reinvestment plan. However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse Securities (USA) LLC waives, in writing, such an extension.

Our executive officers and trustees have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of our common shares or securities convertible into or exchangeable or exercisable for any of our common shares, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common shares, whether any of these transactions are to be settled by delivery of our common shares or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC for a period of 90 days after the date of this prospectus supplement. However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse Securities (USA) LLC waives, in writing, such an extension.

We have agreed to indemnify the underwriter against liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriter may be required to make in that respect.

In connection with the offering the underwriter may engage in stabilizing transactions, over-allotment transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Over-allotment involves sales by the underwriter of Notes in excess of the principal amount of the Notes the underwriter is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the principal amount of Notes over-allotted by the underwriter is not greater than the principal amount of Notes that it may purchase in the over-allotment option. In a naked short position, the principal amount of Notes involved is greater than the principal amount of Notes in the over-allotment option. The underwriter may close out any short position by either exercising its over-allotment option and/or purchasing Notes in the open market.

•	Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering.

These stabilizing transactions and syndicate covering transactions may have the effect of raising or maintaining the market price of the Notes or preventing or retarding a decline in the market price of the Notes. As a result the price of the Notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

The underwriter and its affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. The underwriter and its affiliates have received customary fees and commissions for these transactions.

A prospectus in electronic format may be made available on the web sites maintained by Credit Suisse Securities (USA) LLC and Credit Suisse Securities (USA) LLC may distribute prospectuses electronically. Credit Suisse Securities (USA) LLC may allocate a number of shares for sale to its online brokerage account holders. Internet distributions will be allocated by Credit Suisse Securities (USA) LLC on the same basis as other allocations.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

The distribution of the Notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of Notes are made. Any resale of the Notes in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Notes.

Representations of Purchasers

By purchasing Notes in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase the Notes without the benefit of a prospectus qualified under those securities laws,

•	where required by law, that the purchaser is purchasing as principal and not as agent,

•	the purchaser has reviewed the text above under Resale Restrictions, and

•	the purchaser acknowledges and consents to the provision of specified information concerning its purchase of the Notes to the regulatory authority that by law is entitled to collect the information.

Further details concerning the legal authority for this information are available on request.

Rights of Action—Ontario Purchasers Only

Under Ontario securities legislation, certain purchasers who purchase a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the

Notes, for rescission against us the event that this prospectus contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the Notes. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the Notes. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the Notes were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the Notes as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our trustees and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of Notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Notes in their particular circumstances and about the eligibility of the Notes for investment by the purchaser under relevant Canadian legislation.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2005, and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2005, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

The historical summaries of gross income and direct operating expenses of (i) Prosperity Medical Center for the year ended December 31, 2002, (ii) Albemarle Point for the year ended December 31, 2004 and (iii) Alexandria Professional Center, 9707 Medical Center Drive, 15001 Shady Grove Road, Randolph Shopping Center, Montrose Shopping Center and Plumtree Medical Center for the year ended December 31, 2005, are incorporated in reliance on the reports dated December 2, 2003, August 10, 2005 and June 23, 2006, respectively, of Argy, Wiltse & Robinson, P.C., which we also incorporate by reference, and on the authority of that firm as experts in auditing and accounting.

LEGAL MATTERS

Arent Fox PLLC, Washington, D.C., our legal counsel, will issue opinions about the valid issuance of the Notes offered by this prospectus supplement and tax matters relating to the qualification of WRIT as a real estate investment trust. David M. Osnos, a trustee of WRIT, is of counsel to Arent Fox PLLC. Certain legal matters will be passed upon for the underwriter by Vinson & Elkins L.L.P., Washington, D.C., and Shearman & Sterling LLP, Menlo Park, California.

PROSPECTUS

$500,000,000

WASHINGTON REAL ESTATE INVESTMENT TRUST

6110 EXECUTIVE BOULEVARD, SUITE 800

ROCKVILLE, MARYLAND 20852

(301) 984-9400

COMMON SHARES

PREFERRED SHARES

COMMON SHARE WARRANTS

DEBT SECURITIES

Washington Real Estate Investment Trust may offer from time to time its

•	common shares of beneficial interest,

•	preferred shares of beneficial interest,

•	warrants to purchase common shares, and

•	unsecured senior or subordinated debt securities

up to an aggregate amount of $500,000,000 or an equivalent amount in one or more foreign currencies or composite currencies, including European currency units.

We may sell the offered securities in one or more ways: directly, through agents we designate from time to time or to or through underwriters or dealers. If we use any agents or underwriters in selling any of the offered securities, the prospectus supplement that we will provide will identify the agents and underwriters and describe any applicable purchase price, fee, commission or discount arrangement.

Our common shares of beneficial interest are listed on the New York Stock Exchange under the symbol “WRE”. Where applicable, the prospectus supplement will contain information on any listing on a securities exchange of securities covered by that prospectus supplement.

Investing in these securities involves risks that are described in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2005.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the offered securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 28, 2006.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT OR INCORPORATED BY REFERENCE IN THESE DOCUMENTS. NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT. IF ANYONE PROVIDES YOU WITH DIFFERENT, INCONSISTENT OR UNAUTHORIZED INFORMATION OR REPRESENTATIONS, YOU MUST NOT RELY ON THEM. THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT ARE AN OFFER TO SELL ONLY THE SECURITIES OFFERED BY THESE DOCUMENTS, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS CURRENT ONLY AS OF THE DATE ON THE FRONT OF THOSE DOCUMENTS.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a shelf registration process. Under this process, we may sell the common shares, the preferred shares, the common share warrants and the debt securities described in this prospectus in one or more offerings up to a total amount of $500,000,000. We may sell the offered securities in any combination—separately, together or as units with other offered securities—in one or more series or amounts and at prices and on other terms that we determine at the time of sale.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing information about the specific terms and method of the offering. The prospectus supplement may also add, update or change the information in this prospectus. You should read both this prospectus and the applicable prospectus supplement, together with additional information that we refer to under “Where You Can Find More Information,” before making an investment decision.

WASHINGTON REAL ESTATE INVESTMENT TRUST

Washington Real Estate Investment Trust, which is also known as WRIT, is a self-administered and self-managed equity real estate investment trust investing in income producing properties in the Mid-Atlantic area with a principal focus in the greater Washington-Baltimore region. As of June 30, 2006, WRIT owned a diversified portfolio of 77 properties consisting of 14 retail centers, 21 office properties, 11 medical office properties, 22 industrial/flex properties, 9 multi-family properties and land for development.

WRIT’s principal objective is to invest in high quality real estate in prime locations and proactively manage, lease and develop its properties through ongoing capital improvement programs to improve their economic performance. During the quarter ended June 30, 2006, the economic occupancy rates of our properties were:

Retail center	96.1%
Office properties	92.7%
Medical office properties	98.7%
Industrial/flex properties	92.5%
Multi-family properties	90.4%

Overall portfolio	93.5%

WRIT’s total debt on June 30, 2006 was approximately $816.5 million.

WRIT’s funds from operations (“FFO”) per share has increased every year for 33 consecutive years. WRIT concentrates on increasing its income from operations and funds from operations to achieve its objective of paying increasing dividends to its shareholders. Funds from operations is a supplemental measure of real estate companies’ operating performance. As of January 1, 2000, the National Association of Real Estate Investment Trusts (“NAREIT”) defines funds from operations as income available for common shareholders before depreciation and amortization of real estate assets and before extraordinary items, less gains on sale of real estate. Prior to January 1, 2000 funds from operations also excluded significant nonrecurring events. Funds from operations does not replace net income as a measure of performance or net cash provided by operating activities as a measure of liquidity. Rather, funds from operations has been adopted by real estate investment trusts to provide a consistent measure of operating performance in the industry. WRIT has paid consecutive quarterly dividends to its shareholders for 45 years, and the annual dividend paid has increased every year for the past 36 years.

WRIT is a Maryland REIT, successor to a trust founded in 1960. Our principal offices are located at 6110 Executive Boulevard, Suite 800, Rockville, Maryland 20852, telephone (301) 984-9400 or (800) 565-9748.

USE OF PROCEEDS

Unless we state otherwise in our prospectus supplement, we intend to use the net proceeds from the sale of offered securities for general business purposes, including the acquisition, renovation, expansion or improvement of income-producing properties or the repayment of debt. We expect that properties that we purchase in the future will be of the same general character as those we presently own. We may also use the net proceeds to acquire another REIT or other company that invests in income producing properties, although we do not have a specific plan to do so. Until we use the net proceeds for the purposes described above, we may invest them in short-term income producing investments, such as commercial paper, government securities or money market funds that invest in government securities and/or commercial paper.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth WRIT’s ratios of earnings to fixed charges for the periods shown:

	Six Months Ended June 30,				Year Ended December 31,
	2006		2005		2005		2004		2003		2002		2001
Earnings to fixed charges	1.72	x	2.00	x	2.01	x	2.13	x	2.33	x	2.49	x	2.50	x

We computed the ratios of earnings to fixed charges by dividing earnings by fixed charges. For this purpose, earnings consist of income from continuing operations plus fixed charges. Fixed charges consist of interest expense, including interest costs capitalized, and the amortized costs of debt issuance.

DESCRIPTION OF SHARES

General

WRIT is authorized to issue 100,000,000 common shares with a par value of $.01 per share. Under Maryland law and WRIT’s declaration of trust, WRIT may increase the aggregate number of authorized common shares without shareholder approval. As of June 30, 2006, there were 44,998,159 common shares outstanding.

WRIT’s board of trustees intends to propose to amend WRIT’s declaration of trust to authorize WRIT to issue preferred shares with a par value of $.01 per share. The preferred shares amendment will also include modifications to the declaration of trust to distinguish the rights of the holders of common shares and the holders of preferred shares. Adoption of the preferred shares amendment will require the approval of the holders of 70% of WRIT’s outstanding common shares at a meeting of WRIT’s shareholders. No preferred shares may be issued prior to the adoption of the preferred shares amendment.

We describe below some of the terms of the common shares and preferred shares. In addition, we describe selected provisions of WRIT’s declaration of trust and selected provisions of Maryland law. We will describe in a prospectus supplement the specific terms of any series of preferred shares. The descriptions in this prospectus and the applicable prospectus supplement are not complete and may not contain all of the information that may be important to you. To obtain further information, you should refer to the provisions of WRIT’s declaration of trust dated April 5, 1996, the amendments to the declaration of trust dated September 21, 1998, June 24, 1999 and May 31, 2006, the bylaws, the preferred shares amendment to be proposed and any applicable amendment to the declaration of trust fixing the terms of a series of preferred shares.

Common shares

Holders of common shares are entitled to receive dividends and distributions when and as declared by the board of trustees after payment of, or provision for, any cumulated dividends and distributions on and any required redemptions of any preferred shares then outstanding. Holders of common shares have one vote per share. Voting rights are not cumulative. This means that in the election of trustees at a shareholders’ meeting, the holders of a majority of the outstanding common shares can cast all of their votes for each trustee to be elected and elect all of the trustees then standing for election, and the votes held by the holders of the remaining common shares will not be sufficient to elect any trustee.

The declaration of trust establishes the number of trustees at not less than three nor more than eleven and divides the trustees into three classes to be elected on a staggered basis. Those trustees are elected by the holders of the common shares. If the preferred shares amendment is proposed and adopted, the board of trustees could establish a series of preferred stock having the right to elect up to two additional trustees, but less than a majority of the trustees, under specified circumstances and for specified periods, which we describe below.

Under the preferred shares amendment, the board of trustees could reclassify any unissued common shares in one or more classes and could amend the declaration of trust to decrease, as well as increase, the aggregate number of common shares authorized without shareholder approval.

Upon liquidation of WRIT, holders of common shares would receive their pro rata share of the distributable assets of WRIT remaining after the satisfaction of preferential rights of any preferred shares and the satisfaction of all debts and liabilities of WRIT. Holders of common shares do not have any preference, conversion, exchange, preemptive or redemption rights.

The common shares are listed on the New York Stock Exchange. Computershare Limited, Jersey City, New Jersey is the transfer agent for the common shares.

Preferred shares

General. The following description of preferred shares is based upon the terms of the preferred shares amendment that WRIT’s board of trustees would propose to shareholders prior to offering preferred shares. Following shareholder approval of the preferred shares amendment, the board of trustees would be authorized, without further shareholder action, to issue preferred shares, in one or more series, with designations, preferences, rights and limitations as the board of trustees approves. Under the preferred shares amendment, WRIT would be authorized to issue 5,000,000 preferred shares with a par value of $.01 per share, but the board of trustees could amend the declaration of trust to increase or decrease the aggregate number of preferred shares authorized without shareholder approval.

The preferred shares are proposed to have the dividend, liquidation, redemption, conversion and voting rights described below unless the prospectus supplement relating to a particular series of preferred shares indicates otherwise. You should refer to the prospectus supplement relating to the particular series of preferred shares offered for specific terms, including:

(1)	the title of the preferred shares;

(2)	the number of shares included in the series offered;

(3)	the offering price of the preferred shares;

(4)	the liquidation preference per share;

(5)	the dividend rate or method of calculation, the payment dates and the payment periods, including, if applicable, the dates from which dividends will accumulate;

(6)	any voting rights provisions;

(7)	any redemption provisions;

(8)	any sinking fund provisions;

(9)	any conversion provisions; and

(10)	any other terms, rights, preferences or limitations.

The prospectus supplement also may discuss the federal income tax considerations applicable to the preferred shares offered.

The preferred shares, when issued, will be fully paid and nonassessable. Unless otherwise indicated in the prospectus supplement relating to a particular series of preferred shares, each series of preferred shares will rank equally with each other series of preferred shares as to dividends and distributions in the event of a liquidation and, in all cases, will be senior to the common shares.

Dividend Rights. Holders of preferred shares of each series will be entitled to receive, when declared by the board of trustees, cash dividends at the rates and on the dates described in the prospectus supplement relating to the series of preferred shares, out of WRIT’s assets legally available for that purpose. The rates may be fixed or variable or both and may be cumulative, noncumulative or partially cumulative.

As long as any preferred shares are outstanding, no dividends will be declared or paid and no distributions will be made on the common shares, other than a dividend payable in common shares, unless the accrued dividends on each series of preferred shares have been fully paid or declared and set apart for payment and, if the applicable prospectus supplement so indicates, WRIT has set apart any required amounts for any sinking funds for each series of preferred shares.

When dividends are not paid in full upon any series of preferred shares and any other series of preferred shares ranking equally as to dividends with that series of preferred shares, all dividends declared upon that series of preferred shares and any other series of preferred shares ranking equally as to dividends will be paid ratably in proportion to the amount of accrued dividends to which they are entitled.

Each series of preferred shares will be entitled to dividends as described in the prospectus supplement relating to that series. Different series of preferred shares may be entitled to dividends at different dividend rates or based upon different methods of determination.

Rights Upon Liquidation. Upon any voluntary or involuntary liquidation, dissolution or winding up of WRIT, the holders of each series of preferred shares will be entitled to receive out of the assets of WRIT available for distribution to shareholders the amount stated or determined on the basis described in the prospectus supplement relating to that series. If, upon any voluntary or involuntary liquidation, dissolution or winding up of WRIT, the amounts payable on the preferred shares of any series and any other shares of stock of WRIT ranking as to distribution equally with that series of preferred shares are not paid in full, the holders of preferred shares of that series and of the other shares will share ratably in any distribution of assets of WRIT in proportion to the full preferential amounts to which they are entitled or on another basis as described in the applicable prospectus supplement. Any rights of the holders of any series of preferred shares to participate in the assets of WRIT remaining after the holders of other series of preferred shares have been paid their liquidation preferences upon any liquidation, dissolution or winding up of WRIT will be described in the prospectus supplement relating to that series.

Redemption. Subject to the terms of WRIT’s outstanding debt, a series of preferred shares may be redeemable, in whole or in part, at the option of WRIT or the option of the holder. In each case, the applicable prospectus supplement will describe the terms of any redemption rights including the number of shares, the price, the dates and the type of consideration.

If, after giving notice of redemption to the holders of a series of preferred shares, WRIT deposits with a designated bank funds sufficient to redeem those preferred shares, then after that deposit, all preferred shares called for redemption will no longer be outstanding for any purpose, other than the right to receive the redemption price and the right to convert those preferred shares into other classes of capital stock of WRIT.

Conversion Rights. A series of preferred shares may be convertible. The prospectus supplement for any series of preferred shares will describe the terms on which shares of that series may be converted into common shares or any other security issuable by WRIT.

Voting Rights. A holder of preferred shares will not be entitled to vote except as indicated in the prospectus supplement relating to a particular series of preferred shares or except as expressly required by Maryland law. Voting rights are proposed to be limited. The board of trustees may not establish a series of preferred shares having voting rights in addition to the following:

(1)	the right to elect up to two additional trustees, constituting less than a majority of the trustees, following WRIT’s failure to pay required dividends on the series of preferred shares for a specified number of quarterly periods, and the right to remove those trustees;

(2)	the right to approve any transaction resulting in WRIT’s issuing any class or series of preferred shares ranking senior to the series of preferred shares as to the payment of dividends or distributions or the distribution of assets on liquidation;

(3)	the right to approve any amendment to the declaration of trust if the amendment would materially and adversely alter the rights, preferences or privileges of the series of preferred shares;

(4)	the right to approve any merger in which WRIT is not the surviving entity, unless the terms of the merger provide that:

•	the holders of the preferred shares will receive equity securities of the surviving entity with preferences, rights and privileges substantially equivalent to the preferences, rights and privileges of the series of preferred shares, and

•

upon completion of the merger there will not be outstanding equity securities of the surviving entity ranking as to distribution rights and liquidation preferences senior to the equity securities of the surviving entity received by the holders of the preferred shares, other than securities issued for WRIT’s securities outstanding before the merger which were senior as to distribution rights and liquidation preferences to the series of preferred shares.

(5)	the right to vote on the termination of WRIT; and

(6)	other voting rights as are expressly required by law.

Except as indicated otherwise in the prospectus supplement relating to a particular series of preferred shares, each full share will be entitled to one vote on matters on which holders of preferred shares are entitled to vote and fractional shares will not be entitled to any vote.

Transfer Agent and Registrar. WRIT will select the transfer agent, registrar and dividend disbursement agent for a series of preferred shares, which will be described in the applicable prospectus supplement. The registrar for preferred shares will send notices to shareholders of any meetings at which holders of preferred shares have the right to vote on any matter.

Business Combination Provisions

WRIT’s declaration of trust provides that any merger, consolidation or liquidation of WRIT, or any sale of all or substantially all of its assets, must be approved by a majority of WRIT’s trustees. In addition, if any of those transactions involves a related shareholder, the transaction must be approved by a majority of trustees not appointed or nominated by or acting on behalf of the related shareholder or an affiliate or associate of the related shareholder. A related shareholder is a person or entity beneficially owning, directly or indirectly, 5% or more of the outstanding shares, including among his or its shares those owned by an affiliate or associate.

As permitted by Maryland law, WRIT has expressly elected to be governed by the special voting requirements of Title 3, Subtitle 6, of the Maryland Corporations and Associations Article, which we refer to as the Special Voting Article. The Special Voting Article establishes special requirements with respect to a business combination between an interested stockholder and a Maryland corporation unless exemptions are applicable. The Special Voting Article prohibits a merger and other specified or similar transactions between a Maryland corporation and an interested stockholder for a five-year period and requires a super majority vote for those transactions after the end of the five-year period. For the purposes of the Special Voting Article and the Control Share Article, which we describe below, a Maryland corporation includes a Maryland real estate investment trust. We refer to them collectively in this section as a Maryland company.

An interested stockholder is a person owning beneficially, directly or indirectly, 10% or more of the outstanding voting stock of a Maryland company. Business combinations include any merger or similar transaction subject to a statutory vote and additional transactions involving transfers of assets or securities in specified amounts to interested stockholders or their affiliates.

Unless an exemption is available, a business combination may not be consummated between a Maryland company and an interested stockholder for a period of five years after the date on which the shareholder became an interested stockholder. After that five-year period, a business combination may not be consummated unless recommended by the board of the Maryland company and approved by the affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding shares of voting stock and 66 2/3% of the votes entitled to be cast by all holders of outstanding shares of voting stock other than the interested stockholder. These provisions do not apply if the company’s stockholders receive a minimum price, as defined in the Special Voting Article, for their shares and they receive the consideration in cash or in the same form as previously paid by the interested stockholder for its shares and if other conditions are met.

A business combination with an interested stockholder that is approved by the board of a Maryland company at any time before an interested stockholder first becomes an interested stockholder is not subject to the special voting requirements or fair price provisions of the Special Voting Article. An amendment to a Maryland company’s charter electing not to be subject to the foregoing requirements must be approved by the affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding shares of voting stock and 66 2/3% of the votes entitled to be cast by holders of outstanding shares of voting stock who are not interested stockholders. The amendment will not be effective until 18 months after the vote of stockholders and does not apply to any business combination of a company with a stockholder who was an interested stockholder on the date of the stockholder vote.

As permitted by Maryland law, WRIT has also expressly elected to be governed by the control share provisions of Title 3, Subtitle 7, of the Maryland Corporations and Associations Article, which we refer to as the Control Share Article. Under the Control Share Article, control shares of a Maryland company acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the company. Control shares are voting shares of stock that, if aggregated with all other shares of stock previously acquired by the acquiror, would entitle the acquiror to exercise voting power in electing directors or trustees within one of the following ranges of voting power: (1) 20% or more but less than 33 1/3%, (2) 33 1/3% or more but less than a majority or (3) a majority of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A control share acquisition is, subject to specified exceptions, the acquisition of, ownership of or the power to direct the exercise of voting power with respect to control shares.

A person who has made or proposes to make a control share acquisition upon satisfaction of specified conditions, including an undertaking to pay expenses, may compel the board of directors to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the Maryland company may itself present the question at any shareholders’ meeting.

If voting rights for control shares are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as permitted by the statute, then subject to specified conditions and limitations, the Maryland company may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value, without regard to the absence of voting rights for the control shares. Fair value will be determined as of the date of the meeting of the shareholders at which the voting rights of the control shares are considered but not approved. If no meeting is held, fair value will be determined as of the date of the last acquisition of control shares by the acquiring person. If voting rights for control shares are approved at a shareholders’ meeting and the acquiror becomes entitled to a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of the appraisal rights may not be less than the highest price per share paid in the control share acquisition. Some limitations and restrictions otherwise applicable to the exercise of dissenters’ rights do not apply in the context of a control share acquisition.

The Control Share Article does not apply to

•	shares acquired in a merger, consolidation or share exchange if the Maryland company is a party to the transaction,

•	acquisitions approved or exempted by the charter or bylaws of the Maryland company or

•	shares acquired before November 4, 1988 or under a contract entered into before November 4, 1988.

The Special Voting Article and the Control Share Article may have the effect of discouraging unilateral tender offers or other takeover proposals, which some shareholders might consider in their interests or that might provide a substantial premium for their shares. The Control Share Article in particular has the effect of making a unilateral tender offer or other takeover of WRIT more difficult. The provisions could also have the effect of insulating current management against the possibility of removal and could, by possibly reducing temporary fluctuations in market price caused by accumulations of shares, deprive shareholders of opportunities to sell their shares at a temporarily higher market price.

Restrictions on Ownership

For WRIT to qualify as a REIT under the Internal Revenue Code, in any taxable year, not more than 50% in value of WRIT’s outstanding shares may be owned, directly or indirectly, by five or fewer individuals during the last six months of the year, and the shares must be owned by 100 or more persons during at least 335 days of a taxable year or a proportionate part of a taxable year less than 12 months. To meet these and other requirements, the trustees have the power to redeem or prohibit the transfer of a sufficient number of shares to maintain or bring the ownership of the shares into conformity with the requirements. In that regard, the declaration of trust provides that if any person is or becomes at any time the beneficial owner, directly or indirectly, of more than 10% of WRIT’s outstanding shares or if WRIT’s tax status is or can be endangered by the purchase or retention of shares by any person, the trustees may in their sole discretion (1) repurchase any or all shares held by that person or (2) refuse to sell, transfer or deliver shares to that person. The preferred shares amendment if adopted would amend this provision in the declaration of trust to clarify that the 10% threshold applies to all of the outstanding shares computed on the basis of the value of the shares.

The purchase price for any shares repurchased will be (1) the cost or the last sale price of the shares as of the date immediately preceding the day on which the demand for repurchase is mailed, whichever price is higher, or (2) the amount provided in the terms of that class or series of shares called for repurchase, if the preferred shares amendment is adopted. From the date fixed for repurchase by the trustees, and so long as payment of the purchase price for the shares to be repurchased has been made or provided for, the holder of any shares called for repurchase will cease to be entitled to distributions, voting rights and other benefits with respect to those shares, except the right to payment of the purchase price for the shares.

The declaration of trust includes provisions to ensure that any rent paid to WRIT by a sister corporation not become disqualified as rent from real property by virtue of Section 856(d)(2)(B) of the Internal Revenue Code. For purposes of these provisions, a sister corporation is a corporation the shares of which are owned by exactly or substantially the same persons and in exactly or substantially the same numbers as are the shares of WRIT. Under these provisions, if the trustees, at any time and in good faith, are of the opinion that direct or indirect ownership of shares has or may become concentrated to an extent that would cause any rent to be paid to WRIT by a sister corporation, if one existed, to fail to qualify or be disqualified as rent from real property by virtue of Section 856(d)(2)(B) of the Internal Revenue Code, the trustees have the power

•	by lot or other means they believe equitable to call for purchase from any shareholder the number of shares that will be sufficient in the opinion of the trustees to maintain or bring the direct or indirect ownership of shares in conformity with the requirements of Section 856(d)(2)(B), and

•	to refuse to register the transfer of shares to any person whose acquisition of shares would, in the opinion of the trustees, result in WRIT’s being unable to comply with Section 856(d)(2)(B).

These provisions will apply even if a sister corporation does not exist (1) at the time the trustees determine that the ownership of shares has or may become so concentrated, or (2) at the time the trustees call shares for purchase or refuse to register the transfer of shares. The purchase price for the shares purchased under these provisions will be equal to

•	the fair market value of the shares as reflected in the closing price for the shares on the principal stock exchange on which the shares are listed or, if the shares are not listed, then the last bid for the shares, as of the close of business on the date fixed by the trustees for the purchase or, if no such quotation is available, as will be determined in good faith by trustees, or

•	the other amount provided in the terms of the class or series of shares called for repurchase, if the preferred shares amendment is adopted.

From the date fixed for purchase by the trustees, the holder of any shares called for purchase will cease to be entitled to dividends, voting rights and other benefits with respect to those shares, except the right to payment of the purchase price fixed as described above.

To further assure that ownership of the shares does not become concentrated, the declaration of trust provides that if any transfer of shares would prevent amounts received by WRIT from a sister corporation, if one existed, from qualifying as rents from real property as defined in Section 856(d) of the Internal Revenue Code, by virtue of the application of Section 856(d)(2)(B) of the Internal Revenue Code, the transfer will be void from inception and the intended transferee of the shares will be treated as never having had an interest in those shares. If this provision is invalid by virtue of any legal decision, statute, rule or regulation, then the transferee of the shares will be treated as having acted as an agent on behalf of WRIT in acquiring those shares and as holding those shares on WRIT’s behalf. Furthermore, the declaration of trust provides that shareholders will be required upon demand to disclose to the trustees in writing information with respect to their direct and indirect ownership of the shares that the trustees deem necessary to determine whether WRIT satisfies the provisions of Sections 856(a)(5) and (6) and Section 856(d) of the Internal Revenue Code or the regulations under such sections or to comply with the requirements of any other taxing authority.

Under an amendment to the declaration of trust, a provision has been added to the declaration of trust specifying that (1) the share ownership limitation provisions described above, or any other provision of the declaration of trust, will not preclude the settlement of any transaction entered through the facilities of the New York Stock Exchange or any other national securities exchange or automated inter-dealer quotation system and (2) the occurrence of the settlement of any transaction will not negate the effect of the share ownership limitation provisions or any other provision of the declaration of trust.

The share ownership limitation provisions, like the business combination provisions, may deter or render more difficult an attempt by a third party to obtain control of WRIT if the attempt is not supported by the board of trustees.

Taxation

WRIT has elected to be taxed as a REIT under the Internal Revenue Code. A REIT that meets specified qualifications is relieved of federal income taxes on ordinary income and capital gains distributed to shareholders. In the opinion of Arent Fox PLLC, legal counsel for WRIT, WRIT has qualified as a REIT for the years 2001-2005 and its present and contemplated method of operation will put it in a position to continue to qualify as a REIT. David M. Osnos, a trustee, is of counsel to Arent Fox PLLC.

DESCRIPTION OF COMMON SHARE WARRANTS

WRIT may issue common share warrants for the purchase of common shares. WRIT may issue common share warrants independently or together with any other offered securities offered by any prospectus supplement. Common share warrants may be attached to or separate from the other offered securities. Each series of common share warrants will be issued under a separate warrant agreement to be entered into between WRIT and a warrant agent identified in the applicable prospectus supplement. The warrant agent will act solely as an agent of WRIT in connection with the common share warrants of a series and will not assume any obligation or relationship of agency or trust for any holders or beneficial owners of common share warrants.

The applicable prospectus supplement will describe the terms of the common share warrants, including, where applicable, the following:

(1)	the title of the common share warrants;

(2)	the aggregate number of the common share warrants;

(3)	the price or prices at which the common share warrants will be issued;

(4)	the designation, number and terms of the common shares purchasable upon exercise of the common share warrants;

(5)	the designation and terms of any other offered securities with which the common share warrants are issued and the number of such common share warrants issued with each offered security;

(6)	the date, if any, on and after which the common share warrants and the related common shares will be separately transferable;

(7)	the price at which the common shares purchasable upon exercise of the common share warrants may be purchased;

(8)	the date on which the right to exercise the common share warrants will commence and the date on which the right will expire;

(9)	the minimum and maximum amount of the common share warrants that may be exercised at any one time;

(10)	information with respect to any book-entry procedures;

(11)	a discussion of federal income tax considerations; and

(12)	any other material terms of the common share warrants, including terms, procedures and limitations relating to their exchange and exercise.

DESCRIPTION OF DEBT SECURITIES

General

WRIT will issue senior debt securities under a senior indenture dated as of August 1, 1996, as supplemented from time to time, between WRIT and The J.P. Morgan Trust Company, N.A., as senior indenture trustee, or pursuant to an additional indenture adopted by us in the future. WRIT will issue subordinated debt securities under a subordinated indenture between WRIT and a commercial bank we will select to act as subordinated indenture trustee. We use the term indenture trustee to refer to the senior indenture trustee or subordinated indenture trustee, as appropriate. We refer to the senior indenture and the subordinated indenture together as the indentures and individually as an indenture. The senior indenture and the form of the subordinated indenture are filed as exhibits to the registration statement of which this prospectus is a part. The indentures will be available for inspection at the corporate trust offices of the senior indenture trustee and the subordinated indenture trustee and as described below under “Where You Can Find More Information.” The indentures are subject to and governed by the Trust Indenture Act of 1939.

We describe below some of the terms of the debt securities and some of the provisions of the indentures. We will describe in a prospectus supplement the specific terms of the debt securities and the extent to which the provisions described below apply. The descriptions in this prospectus and the applicable prospectus supplement are not complete and may not contain all of the information that may be important to you. To obtain further information, you should refer to the provisions of the indentures and the debt securities. We have included in this prospectus references to sections of the indentures to help you locate those provisions in the indentures.

Terms

The debt securities will be direct, unsecured obligations of WRIT. The senior debt securities will rank equally with all other unsecured and unsubordinated debt of WRIT. Payments on the subordinated debt securities will be subordinated to the prior payment in full of WRIT’s senior debt, as described in this section under “Subordination.” Each indenture provides that WRIT may issue debt securities without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in, or under authority granted by, a resolution of WRIT’s board of trustees or as established in one or more supplemental indentures. WRIT may issue debt securities with terms different from those of debt securities previously issued. Debt securities of one series may be issued at different times and, unless otherwise provided, a series may be reopened, without the consent of the holders of the debt securities of that series, for issuances of additional debt securities of that series. (Section 301 of each indenture).

More than one indenture trustee may be appointed under either indenture, with each indenture trustee acting as to one or more series of debt securities. Any indenture trustee may resign or be removed as to one or more series of debt securities, and a successor indenture trustee may be appointed to act regarding that series. (Section 608 of each indenture). If two or more persons are appointed as indenture trustee regarding different series of debt securities, each will act under the applicable indenture as an indenture trustee of a trust separate from the trust administered by any other indenture trustee. (Section 609 of each indenture). Except as otherwise indicated in this prospectus, an indenture trustee may act only with respect to the one or more series of debt securities for which it is indenture trustee under the applicable indenture.

The prospectus supplement relating to the series of debt securities being offered will contain information on the specific terms of the debt securities including:

(1)	the title of the debt securities and whether the debt securities are senior or subordinated;

(2)	the aggregate principal amount of the debt securities and any limit on the aggregate principal amount;

(3)	the percentage of the principal amount of the debt securities that will be issued and, if less than the entire principal amount will be issued

•	the portion of the principal amount payable upon declaration of acceleration of the maturity of the debt securities,

•	the portion of the principal amount of the debt securities that is convertible into common shares or preferred shares, or

•	the method by which any portion will be determined;

(4)	if the debt securities are convertible, in connection with preserving WRIT’s status as a REIT, any applicable limitations on the ownership or transferability of the common shares or preferred shares into which the debt securities are convertible;

(5)	the date or dates, or the method for determining the date or dates, on which the principal of the debt securities will be payable and the amount of principal payable;

(6)	the interest rate or rates, which may be fixed or variable, of the debt securities, or the method by which the rate or rates will be determined, if the debt securities will bear interest;

(7)	the date or dates, or the method for determining the date or dates, from which interest will accrue;

(8)	the dates on which interest will be payable;

(9)	the record dates for interest payment dates, or the method by which the dates will be determined;

(10)	the persons to whom interest will be payable;

(11)	the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

(12)	the place or places where the principal of, any premium and interest on the debt securities will be payable;

(13)	the place where the debt securities may be surrendered for registration of transfer or exchange;

(14)	the place where notices to or demands upon WRIT relating to the debt securities and the applicable indenture may be delivered;

(15)	if WRIT has a redemption option, the times, prices, currencies, currency units or composite currencies and other terms and conditions upon which WRIT may redeem the debt securities, in whole or in part;

(16)	any obligation of WRIT to redeem, repay or purchase the debt securities under any sinking fund or similar provision or at the option of a holder of the debt securities, and the times, the prices, the currencies, currency units or composite currencies and other terms and conditions upon which WRIT will redeem, repay or purchase the debt securities, in whole or in part, under the obligation;

(17)	if other than U.S. dollars, the currency or currencies in which the debt securities will be denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the related terms and conditions;

(18)	whether the amount of payments of principal of, any premium or interest on the debt securities may be determined with reference to an index, formula or other method, which index, formula or method may, but need not be, based on currencies, currency units or composite currencies, and the manner by which the amounts will be determined;

(19)	whether the principal of, any premium or interest on the debt securities are to be payable, at the election of WRIT or a holder of the debt securities, in currencies, currency units or composite currencies other than that in which the debt securities are denominated or stated to be payable and

•	the times when the election may be made,

•	the terms and conditions upon which the election may be made,

•	the time and manner of determining the exchange rate between the currencies, currency units or composite currencies in which the debt securities are denominated or stated to be payable,

•	the identity of the exchange rate agent responsible for determining the exchange rate, and

•	the currencies, currency units or composite currencies in which the debt securities are to be payable;

(20)	any provisions granting special rights to the holders of the debt securities upon the occurrence of any specified events;

(21)	any deletions from, modifications of or additions to the events of default or covenants of WRIT relating to the debt securities, whether or not the events of default or covenants are consistent with the events of default or covenants in the applicable indenture;

(22)	whether the debt securities will be issued in certificated or book-entry form;

(23)	whether the debt securities will be in registered or bearer form and, if in registered form, the denominations if other than $1,000 or any integral multiple, and if in bearer form, the denominations and other terms and conditions;

(24)	whether the debt securities will be subject to the defeasance and covenant defeasance provisions described in this prospectus, and any modification of those provisions;

(25)	whether and under what circumstances WRIT will pay any additional amounts on the debt securities relating to any tax, assessment or governmental charge and, if so, whether WRIT will have the option to redeem the debt securities in lieu of making the payment; and

(26)	any other terms of the debt securities consistent with the provisions of the applicable indenture. (Section 301 of each indenture).

WRIT may issue debt securities at a discount below their principal amount. If that occurs, the debt securities may provide for less than their entire principal amount to be payable upon declaration of acceleration of the maturity of the debt securities. We refer to those debt securities as original issue discount securities. The applicable prospectus supplement will describe the special U.S. federal income tax, accounting and other considerations applicable to original issue discount securities.

Except as described below under “Covenants” and as may be described in any prospectus supplement, the indentures will not contain any provisions

•	limiting WRIT’s ability to incur indebtedness or

•	affording holders of debt securities protection in the event of a highly leveraged or similar transaction involving WRIT or in the event of a change in control of WRIT.

The applicable prospectus supplement will provide information regarding any deletions from, modifications of, or additions to the events of default or covenants of WRIT that are described below, including any addition of a covenant or other provision providing protection for risks similar to those referred to above.

Denominations, Interest, Registration and Transfer

Unless otherwise described in the applicable prospectus supplement, the debt securities of any series issued in registered form will be issuable in denominations of $1,000 and integral multiples of $1,000, and the debt securities of any series issued in bearer form will be issuable in denominations of $5,000. (Section 302 of each indenture).

Unless otherwise described in the applicable prospectus supplement, the principal of, any premium and interest on any series of senior debt securities will be payable at the corporate trust office of the senior indenture trustee, which initially will be c/o J.P. Morgan Trust Company, National Association, 4 New York Plaza, First Floor, New York, New York 10004. Unless otherwise described in the applicable prospectus supplement, the principal of, any premium and interest on any series of subordinated debt securities will be payable at the corporate trust office of the subordinated indenture trustee. WRIT may instead pay interest on any series of debt securities by check mailed to the address of the person entitled to the payment as it appears in the applicable register for the debt securities or by wire transfer of funds to that person at an account maintained within the United States. (Sections 301, 307 and 1002 of each indenture).

Any interest not punctually paid or duly provided for on any interest payment date will cease to be payable to the holder of the debt security on the applicable regular record date and may be paid to the person in whose name the debt security is registered at the close of business on a special record date for the payment of defaulted interest to be fixed by the indenture trustee. If that occurs, notice will be given to the holder of the debt security not less than 10 days prior to the special record date. Alternatively, defaulted interest may be paid at any time in any other lawful manner. (Section 307 of each indenture).

Subject to limitations imposed upon debt securities issued in book-entry form, the debt securities of any series will be exchangeable for other debt securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of the debt securities at the corporate trust office of the applicable indenture trustee. In addition, subject to limitations imposed upon debt securities issued in book-entry form, the debt securities of any series may be surrendered for conversion, registration of transfer or exchange at the corporate trust office of the applicable indenture trustee. Every debt security surrendered for conversion, registration of transfer or exchange must be properly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any debt securities, but WRIT may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the registration of transfer or exchange. (Section 305 of each indenture). If WRIT designates a transfer agent, in addition to the applicable indenture trustee, regarding any series of debt securities, WRIT may at any time rescind the designation of the transfer agent or approve a change in the location through which the transfer agent acts, but WRIT is required to maintain a transfer agent in each place of payment for each series of debt securities. WRIT may at any time designate additional transfer agents regarding any series of debt securities. (Section 1002 of each indenture).

Neither WRIT nor any indenture trustee will be required to:

•	issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the notice of redemption;

•	register the transfer of or exchange any debt security, or portion of any debt security, called for redemption, except the unredeemed portion of any debt security being redeemed in part; or

•	issue, register the transfer of or exchange any debt security that has been surrendered for repayment at the option of the holder, except any portion of the debt security not being repaid. (Section 305 of each indenture).

Merger, Consolidation or Sale

WRIT will be permitted to consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity if:

•	WRIT will be the continuing entity, or the successor entity formed by or resulting from any consolidation or merger with WRIT or receiving the transfer of assets from WRIT will expressly assume payment of the principal of, any premium and interest on all of the debt securities and the due and punctual performance and observance of all of the covenants and conditions in each indenture;

•	immediately after giving effect to the transaction, and treating any debt that becomes an obligation of WRIT or any subsidiary as a result of the transaction as having been incurred by WRIT or the subsidiary at the time of the transaction, no event of default under an indenture, and no event which, after notice or the lapse of time, or both, would become an event of default, has occurred and is continuing; and

•	an officer’s certificate and legal opinion covering these conditions are delivered to the indenture trustee. (Sections 801 and 803 of each indenture).

Covenants

In this part of the prospectus, we use several capitalized terms to refer to defined terms. We describe the definitions of those terms after the paragraph in which we use them for the first time. The senior indenture provides for the following covenants, which we may modify or delete upon the issuance of any series of senior debt securities:

Senior Indenture Limitations on Incurrence of Debt. The senior indenture provides that WRIT will not, and will not permit any Subsidiary to, incur any additional Debt if, immediately after giving effect to the incurrence of the additional Debt and the application of the proceeds from the incurrence of the additional Debt, the aggregate principal amount of all outstanding Debt of WRIT and its Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles is greater than 60% of the sum of, without duplication:

•	WRIT’s Total Assets as of the end of the calendar quarter covered in WRIT’s annual report on Form 10-K or quarterly report on Form 10-Q, as the case may be, most recently filed with the SEC, or if these reports are not permitted to be filed under the Securities Exchange Act, with the indenture trustee, before the incurrence of the additional Debt; and

•	any increase in WRIT’s Total Assets since the end of the last reported quarter including any increase in Total Assets resulting from the incurrence of the additional Debt. We refer to this increase together with WRIT’s Total Assets as Adjusted Total Assets. (Section 1011 of the senior indenture).

“Subsidiary” means a corporation, partnership or limited liability company, a majority of the outstanding voting stock, partnership interests or membership interests of which is owned or controlled, directly or indirectly, by WRIT or by one or more other Subsidiaries of WRIT. For the purposes of this definition, “voting stock” means stock having voting power for the election of directors or trustees, whether at all times or only so long as no senior class of stock has the voting power by reason of any contingency.

“Debt” of WRIT or any Subsidiary means any debt of WRIT or any Subsidiary, whether or not contingent, in connection with:

(1)	borrowed money evidenced by bonds, notes, debentures or similar instruments;

(2)	debt secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by WRIT or any Subsidiary;

(3)	the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any balance that constitutes an accrued expense or trade payable, or all conditional sale obligations or obligations under any title retention agreement;

(4)	the principal amount of all obligations of WRIT or any Subsidiary with respect to redemption, repayment or other repurchase of any Disqualified Stock; or

(5)	any lease of property by WRIT or any Subsidiary as lessee that is reflected in WRIT’s consolidated balance sheet as a capitalized lease in accordance with generally accepted accounting principles to the extent, in the case of items of debt under clauses (1) through (3) above, that any of those items, other than letters of credit, would appear as a liability on WRIT’s consolidated balance sheet in accordance with generally accepted accounting principles. This includes, to the extent not otherwise included, any obligation by WRIT or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise, other than for purposes of collection in the ordinary course of business, debt of another person, other than WRIT or any Subsidiary.

“Disqualified Stock” means any Capital Stock that by its terms, or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable, upon the happening of any event or otherwise:

•	matures or is mandatorily redeemable, under a sinking fund obligation or otherwise;

•	is convertible into or exchangeable or exercisable for Debt or Disqualified Stock; or

•	is redeemable at the option of the holder, in whole or in part, in each case on or before the stated maturity of the series of debt securities.

“Capital Stock” means any capital stock, including preferred stock, shares, interests, participations or other ownership interests however designated and any rights, other than debt securities convertible into or exchangeable for corporate stock, warrants or options to purchase.

“Total Assets” as of any date means the sum of

•	the Undepreciated Real Estate Assets; and

•	all other assets of WRIT and its Subsidiaries determined in accordance with generally accepted accounting principles, but excluding accounts receivable and intangibles.

“Undepreciated Real Estate Assets” as of any date means the original cost plus capital improvements of real estate assets of WRIT and its Subsidiaries on that date, before depreciation and amortization, determined on a consolidated basis in accordance with generally accepted accounting principles.

In addition to the limitations on the incurrence of Debt described above, the senior indenture provides that WRIT will not, and will not permit any Subsidiary to, incur any Secured Debt, whether owned at the date of the senior indenture or subsequently acquired, if, immediately after giving effect to the incurrence of the additional Secured Debt and the application of the proceeds, the aggregate principal amount of all outstanding Secured Debt of WRIT and its Subsidiaries on a consolidated basis is greater than 40% of WRIT’s Adjusted Total Assets. (Section 1011 of the senior indenture.) “Secured Debt” means any Debt secured by any mortgage, lien, charge, pledge, encumbrance or security interest of any kind upon any of the property of WRIT or any Subsidiary.

The senior indenture also provides that WRIT will not, and will not permit any Subsidiary to, incur any additional Debt if the ratio of Consolidated Income Available for Debt Service to the Annual Service Charge for the four consecutive fiscal quarters most recently ended before the date on which the additional Debt is to be incurred is less than 1.5 to 1.0, on a pro forma basis after giving effect to the incurrence of that Debt and to the application of the proceeds from the incurrence of that Debt. The ratio is calculated assuming that:

•	the additional Debt and any other Debt incurred by WRIT and its Subsidiaries since the first day of the four-quarter period and the application of the proceeds, including to refinance other Debt, had occurred at the beginning of that period;

•	the repayment or retirement of any other Debt by WRIT and its Subsidiaries since the first day of the four-quarter period had been incurred, repaid or retired at the beginning of the period, except that, in making this computation, the amount of Debt under any revolving credit facility will be computed based upon the average daily balance of that Debt during the period;

•	in the case of Acquired Debt or Debt incurred in connection with any acquisition since the first day of the four-quarter period, the acquisition had occurred as of the first day of the period with the appropriate adjustments relating to the acquisition included in the pro forma calculation; and

•	in the case of any acquisition or disposition by WRIT or its Subsidiaries of any asset or group of assets since the first day of the four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, the acquisition or disposition or any related repayment of Debt had occurred as of the first day of that period with the appropriate adjustments relating to the acquisition or disposition included in the pro forma calculation. (Section 1011 of the senior indenture).

“Consolidated Income Available for Debt Service” for any period means Consolidated Net Income of WRIT and its Subsidiaries

•	plus amounts that have been deducted for

(1)	interest on Debt of WRIT and its Subsidiaries,

(2)	provision for taxes of WRIT and its Subsidiaries based on income,

(3)	amortization of debt discount,

(4)	depreciation and amortization,

(5)	the effect of any noncash charge resulting from a change in accounting principles in determining Consolidated Net Income for such period,

(6)	amortization of deferred charges and

(7)	provision for or realized losses on properties,

•	less amounts which have been included for gains on disposition of properties.

“Consolidated Net Income” for any period means the amount of consolidated net income or loss of WRIT and its Subsidiaries for that period determined on a consolidated basis in accordance with generally accepted accounting principles.

“Annual Service Charge” as of any date means the maximum amount that is payable in any period for interest on, and original issue discount of, Debt of WRIT and its Subsidiaries.

“Acquired Debt” means Debt of a person

•	existing at the time the person becomes a Subsidiary or

•	assumed in connection with the acquisition of assets from the person,

in each case, other than Debt incurred in connection with, or in contemplation of, the person becoming a Subsidiary or the acquisition. Acquired Debt will be treated as incurred on the date of the related acquisition of assets from any person or the date the acquired person becomes a Subsidiary.

For purposes of the provisions limiting the incurrence of Debt, Debt is treated as incurred by WRIT or a Subsidiary whenever WRIT or a Subsidiary creates, assumes, guarantees or otherwise becomes liable on the Debt.

Maintenance of Total Unencumbered Assets. The senior indenture also provides that WRIT is required to maintain Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of WRIT’s Unsecured Debt. (Section 1012 of the senior indenture).

“Total Unencumbered Assets” means the sum of

•	those Undepreciated Real Estate Assets not subject to an Encumbrance; and

•	all other assets of WRIT and its Subsidiaries not subject to an Encumbrance determined in accordance with generally accepted accounting principles, but excluding accounts receivable and intangibles.

“Encumbrance” means any mortgage, security interest, pledge, hypothecation, assignment, deposit arrangement, encumbrance, statutory or other lien or preference, priority or other security agreement, except:

•	liens for taxes that (1) are not yet delinquent, (2) are not in an aggregate amount, as to WRIT and all Subsidiaries, greater than 10% of Total Assets or (3) are being contested in good faith by all appropriate proceedings, if adequate reserves relating to the taxes are maintained on the books of WRIT or its Subsidiaries, as the case may be, in conformity with generally accepted accounting principals;

•	carrier’s, warehousemen’s, mechanic’s, materialmen’s, repairmen’s or other similar liens that (1) are not in an aggregate amount, as to WRIT and all Subsidiaries, greater than 10% of Total Assets, (2) do not remain unsatisfied or undischarged for a period of more than 90 days or (3) are being contested in good faith by all appropriate proceedings;

•	pledges or deposits in connection with workers compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

•	deposits to secure the performance of bids, trade contracts, other than for borrowed money, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a similar nature incurred in the ordinary course of business; and

•	easements, rights of way, restrictions, development orders, plats and other similar encumbrances.

“Total Assets” as of any date means the sum of

•	the Undepreciated Real Estate Assets; and

•	all other assets of WRIT and its Subsidiaries determined in accordance with generally accepted accounting principles, but excluding accounts receivable and intangibles.

“Unsecured Debt” means Debt of WRIT or any Subsidiary that is not secured by any mortgage, lien, charge, pledge or security interest of any kind upon any of the properties owned by WRIT or any of its Subsidiaries.

Existence. Except as described under the section below entitled “Merger, Consolidation or Sale,” WRIT will be required to do everything necessary to preserve and keep in full force and effect its existence, rights and franchises. But WRIT will not be required to preserve any right or franchise if it determines that the preservation of the right or franchise is no longer desirable in the conduct of its business. (Section 1004 of each indenture).

Maintenance of Properties. To the extent WRIT believes it necessary for the proper conduct of business, WRIT will be required to keep all of its material properties used in the conduct of its business or the business of any Subsidiary in good condition, repair and working order and supplied with all necessary equipment and to make all necessary repairs and improvements of those properties. (Section 1005 of each indenture).

Insurance. WRIT will be required to, and will be required to cause each of its Subsidiaries to, keep all of its insurable properties insured against loss or damage at least equal to their then full insurable value with insurers of recognized responsibility and, if described in the applicable prospectus supplement, having a specified rating from a recognized insurance rating service. (Section 1006 of each indenture).

Payment of Taxes and Other Claims. WRIT will be required to pay or discharge before they become delinquent (1) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of WRIT or any Subsidiary, and (2) all lawful claims for labor, materials and supplies that, if unpaid, might by law become a material lien upon the property of WRIT or any Subsidiary.

But WRIT will not be required to pay or discharge any tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith. (Section 1007 of each indenture).

Provision of Financial Information. Whether or not WRIT is subject to Section 13 or 15(d) of the Securities Exchange Act, WRIT will be required, within 15 days of each of the dates by which WRIT would have been required to file annual reports, quarterly reports and other documents with the SEC if WRIT were subject to those sections, to

•	mail to all holders of debt securities, as their names and addresses appear in the applicable register for those debt securities, without cost to the holders, copies of the annual reports, quarterly reports and other documents that WRIT would have been required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act if WRIT were subject to those sections;

•	file with the applicable indenture trustee copies of the annual reports, quarterly reports and other documents that WRIT would have been required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act if WRIT were subject to those sections; and

•	promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of those documents to any prospective holder. (Section 1008 of each indenture).

Additional Covenants. The prospectus supplement will describe any additional covenants of WRIT relating to any series of debt securities.

Events of Default, Notice and Waiver

Unless otherwise specified in the applicable prospectus supplement, each of the following is an Event of Default with respect to any series of debt securities issued under either indenture:

(1)	default for 30 days in the payment of any installment of interest or any additional amount payable on any debt security of that series;

(2)	default in the payment of principal or any premium on any debt security of that series at its maturity;

(3)	default in making any sinking fund payment if required for any debt security of that series;

(4)	breach or default in the performance of any other covenant or warranty of WRIT contained in the indenture, other than a covenant added to the indenture solely for the benefit of another series of debt securities issued under the indenture, if the breach or default continues for 60 days after written notice as provided in the indenture;

(5)	default under any bond, debenture, note or other evidence of debt for money borrowed by WRIT—including obligations under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles but not including any indebtedness or obligations for which recourse is limited to property purchased—in an aggregate principal amount in excess of $5,000,000, whether the debt now exists or is subsequently created, if default results in the debt becoming or being declared due and payable before the date on which it would otherwise have become due and payable or results in the obligations being accelerated, without the acceleration having been rescinded;

(6)	default under any mortgage, indenture or instrument under which any debt may be issued or by which any debt may be secured or evidenced, for money borrowed by WRIT—including leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles but not including debt or obligations for which recourse is limited to property purchased in an aggregate principal amount in excess of $5,000,000, whether the debt now exists or is subsequently created, if default results in the debt becoming or being declared due and payable before the date on which it would otherwise have become due and payable or results in the obligations being accelerated, without the acceleration have been rescinded;

(7)	specified events relating to bankruptcy, insolvency, reorganization, receivership or liquidation of WRIT or any Significant Subsidiary of WRIT; and

(8)	any other event of default under the terms of the debt securities of that series. (Section 501 of each indenture).

“Significant Subsidiary” means any Subsidiary that meets any of the following:

•	WRIT and its other Subsidiaries’ investments in and advances to the Subsidiary exceed 10% of the total assets of WRIT and its Subsidiaries consolidated as of the end of the most recently completed fiscal year;

•	WRIT’s and its other Subsidiaries’ proportionate share of the total assets of the Subsidiary exceeds 10% of the total assets of WRIT and its Subsidiaries consolidated as of the end of the most recently completed fiscal year; or

•	WRIT and its other Subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of the Subsidiary exceeds 10% of the income of WRIT and its Subsidiaries consolidated for the most recently completed fiscal year.

If an Event of Default occurs and continues under any indenture relating to debt securities of any series at the time outstanding, then the indenture trustee or the holders of 25% or more in principal amount of the outstanding debt securities of that series may declare the principal amount of, and any premium on, all of the debt securities of that series to be due and payable immediately. If the debt securities of that series are original issue discount securities or indexed securities, then only the portion of the principal amount as may be specified in the terms of those securities plus any premium on those securities may be declared due and payable. To declare an acceleration, an indenture trustee must provide written notice to WRIT. If the holders declare an acceleration, they must provide written notice to WRIT and to the indenture trustee.

At any time after a declaration of acceleration relating to debt securities of a series, or of all debt securities then outstanding under the applicable indenture, has been made, but before a judgment or decree for payment of the money due has been obtained by the indenture trustee, the holders of a majority in principal amount of outstanding debt securities of the series, or of all debt securities then outstanding under the applicable indenture, may rescind the declaration and its consequences if:

•	WRIT has deposited with the applicable indenture trustee all required payments of the principal of, any premium, interest, and any additional amounts, on the debt securities of the related series, or of all debt securities then outstanding under the applicable indenture, plus fees, expenses, disbursements and advances of the indenture trustee; and

•	all Events of Default, other than the non-payment of accelerated principal, or specified portion of the principal and any premium or interest, relating to debt securities of that series, or of all debt securities then outstanding under the applicable indenture, have been cured or waived as provided in the applicable indenture. (Section 502 of each indenture).

The holders of a majority in principal amount of the outstanding debt securities of any series, or of all debt securities then outstanding under the applicable indenture, may waive any past default relating to that series and its consequences, except a default (1) in the payment of the principal of or any premium, interest or additional amounts payable on any debt security of that series or (2) relating to a covenant or provision contained in the applicable indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security affected. (Section 513 of each indenture).

Each indenture trustee will be required to give notice to the holders of debt securities within 90 days of a default under the applicable indenture unless the default has been cured or waived. But the indenture trustee may withhold notice to the holders of any series of debt securities of any default relating to that series, except a default in the payment of the principal of, any premium, interest or additional amount payable on any debt security of that series or in the payment of any sinking fund installment relating to any security of that series, if specified responsible officers of the indenture trustee consider withholding notice to be in the interest of the holders of that series. (Section 601 of each indenture).

No holder of debt securities of any series may institute any proceeding, judicial or otherwise, relating to the indenture or for any remedy under the indenture, unless the indenture trustee fails to act within 60 days after it has received a written request to institute proceedings relating to a continuing Event of Default from the holders of 25% or more in principal amount of the outstanding debt securities of that series, as well as an offer of indemnity reasonably satisfactory to it. (Section 507 of each indenture). But this provision does not prevent any holder of debt securities from instituting suit to enforce payment of the principal of and any premium, interest and additional amount payable on the debt securities on the due dates of those payments. (Section 508 of each indenture).

Subject to provisions in each indenture relating to the indenture trustee’s duties if a default occurs, each indenture trustee will not be obligated to exercise any of its rights or powers under the applicable indenture at the request or direction of any holders of any series of debt securities then outstanding under the indenture, unless the holders have offered to the indenture trustee reasonable security or indemnity. (Section 602 of each indenture). The holders of a majority in principal amount of the outstanding debt securities of any series, or of all debt securities then outstanding under the applicable indenture, will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or of exercising any trust or power conferred upon the indenture trustee. But an indenture trustee may refuse to follow any direction that (1) is in conflict with any law or the indenture, (2) may involve the indenture trustee in personal liability or (3) may be unduly prejudicial to the holders of debt securities of that series not joining in the direction. (Section 512 of each indenture).

Within 120 days after the close of each fiscal year, WRIT will be required to deliver to each indenture trustee a certificate, signed by one of several specified officers of WRIT, stating whether that officer has knowledge of any default under the applicable indenture and, if so, specifying each known default and its nature and status. (Section 1009 of each indenture).

Modification of the Indentures

Each indenture may be modified or amended only with the consent of the holders of a majority in principal amount of all outstanding debt securities affected by the modification or amendment. But no modification or amendment may, without the consent of the holder of each debt security affected by the modification or amendment:

(1)	change the stated maturity of the principal of, any premium or any installment of principal of or interest payable on any debt security;

(2)	reduce the principal amount of, the rate or amount of interest on, any premium payable on redemption of, or additional amounts payable with respect to any debt security,

(3)	reduce the amount of principal of an original issue discount security that would be due and payable upon declaration of acceleration of the maturity of any debt security or would be provable in bankruptcy or adversely affect any right of repayment of the holder of that debt security;

(4)	change the place or the currency for payment of principal of, any premium, interest or any additional amounts payable on any debt security;

(5)	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

(6)	reduce the percentage in principal amount of outstanding debt securities of any series necessary to modify or amend the applicable indenture, to waive compliance with provisions of the indenture or specified defaults and consequences under the indenture or to reduce the quorum or voting requirements provided in the indenture; or

(7)	modify any of the foregoing provisions or any of the provisions relating to the waiver of past defaults or covenants, except to increase the required percentage to effect the action or to provide that other provisions may not be modified or waived without the consent of the holder of each affected debt security. (Section 902 of each indenture).

The holders of a majority in principal amount of outstanding debt securities issued under either indenture may waive compliance by WRIT with specified covenants and conditions in the indenture. (Section 1013 of each indenture).

WRIT and the applicable indenture trustee may modify or amend each indenture without the consent of any holder of debt securities for any of the following purposes:

(1)	to evidence the succession of another person to WRIT and the assumption by any successor of WRIT’s covenants in the indenture and in the debt securities;

(2)	to add to the covenants of WRIT for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon WRIT in the applicable indenture;

(3)	to add Events of Default for the benefit of the holders of all or any series of debt securities;

(4)	to add or change any provision of the applicable indenture to facilitate the issuance of, or to liberalize terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form, if that action will not adversely affect the interests of the holders of the debt securities of any series in any material respect;

(5)	to change or eliminate any provision of the applicable indenture, but any change or elimination will become effective only when there are no debt securities outstanding of any series created before the change or elimination that are entitled to the benefit of that provision;

(6)	to secure the debt securities;

(7)	to establish the form or terms of debt securities of any series;

(8)	to provide for the acceptance of appointment by a successor indenture trustee or facilitate the administration of the trusts under the applicable indenture by more than one indenture trustee;

(9)	to cure any ambiguity, defect or inconsistency in the applicable indenture, if that action will not adversely affect the interests of holders of debt securities of any series issued under that indenture in any material respect; or

(10)	to supplement any provision of the indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of debt securities, if that action will not adversely affect the interests of the holders of the debt securities of any series in any material respect. (Section 901 of each indenture).

Each indenture provides that in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver under the indenture or whether a quorum is present at a meeting of holders of debt securities,

•	the principal amount of an original issue discount security that will be treated as outstanding will be the amount of the principal of that debt security that would be due and payable as of the date of the determination upon declaration of acceleration of the maturity of that debt security;

•	the principal amount of any debt security denominated in a foreign currency that will be treated as outstanding will be the U.S. dollar equivalent, determined on the issue date for that debt security, of the principal amount or, in the case of original issue discount security, the U.S. dollar equivalent on the issue date of that debt security of the amount determined as provided in the clause above;

•	the principal amount of an indexed security that will be treated as outstanding will be the principal face amount of that indexed security at original issuance, unless otherwise provided with respect to that indexed security under specified provisions of the indenture; and

•	debt securities owned by WRIT, any other obligor on the debt securities or any affiliate of WRIT or of that other obligor will be disregarded. (Section 101 of each indenture).

Each indenture contains provisions for convening meetings of the holders of debt securities of a series. (Section 1501 of each indenture). A meeting may be called at any time by the applicable indenture trustee, and also, upon request, by WRIT or the holders of at least 10% in principal amount of the outstanding debt securities of that series, if notice is given as provided in the applicable indenture. (Section 1502 of each indenture).

Any resolution presented at a meeting or adjourned meeting properly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series. But any resolution relating to any request or demand that may be made, notice or consent that may be given, or waiver or action that may be taken by the holders of a specified percentage, which is less than a majority in principal amount of the outstanding debt securities of a series, may be adopted at a meeting or adjourned meeting properly reconvened at which a quorum is present by the affirmative vote of the holders of that specified percentage in principal amount of the outstanding debt securities of that series. The provisions described above in this paragraph do not apply to those situations where modifications or amendments of the applicable indenture require the consent of the holders of each debt security affected. (Section 1504 of each indenture).

Any resolution passed or decision taken at any meeting of holders of debt securities of any series properly held in accordance with the applicable indenture will be binding on all holders of debt securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series. But if any action is to be taken at the meeting relating to a consent or waiver that may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding or representing that specified percentage in principal amount of the outstanding debt securities of that series will constitute a quorum (Section 1504 of each indenture).

Despite the foregoing provisions, if any action is to be taken at a meeting of holders of debt securities of any series relating to any request, demand, notice, consent, waiver or other action that the indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected by that action, or of the holders of that series and one or more additional series:

•	no minimum quorum requirement will apply to the meeting, and

•	the principal amount of the outstanding debt securities of the series that vote in favor of the request, demand, notice, consent, waiver or other action will be taken into account in determining whether that request, demand, notice, consent, waiver or other action has been made, given or taken under the indenture. (Section 1504 of each indenture).

Subordination

Upon any distribution to creditors of WRIT in a liquidation, dissolution or reorganization, the payment of the principal of and interest on the subordinated debt securities will be subordinated, to the extent provided in the subordinated indenture, to the prior payment in full of all Senior Debt, which we define below. (Sections 1601 and 1602 of the subordinated indenture). But WRIT’s obligation to make payment of the principal and interest on the subordinated debt securities will not otherwise be affected. (Section 1608 of the subordinated indenture). No payment of principal or interest may be made on the subordinated debt securities at any time if a default on Senior Debt exists that permits the holders of the Senior Debt to accelerate its maturity and the default is the subject of judicial proceedings or WRIT receives notice of the default. (Section 1603 of the subordinated indenture). After all Senior Debt is paid in full and until the subordinated debt securities are paid in full, holders will be subrogated to the rights of holders of Senior Debt to the extent that distributions otherwise payable to holders of the subordinated debt have been applied to the payment of Senior Debt. (Section 1607 of the subordinated indenture). By reason of the subordination, if assets are distributed upon insolvency, some general creditors of WRIT may recover more, ratably, than holders of the subordinated debt securities.

“Senior Debt” as defined in the subordinated indenture means the principal of and interest on, or substantially similar payments to be made by WRIT regarding the following, whether outstanding at the date of execution of the subordinated indenture or subsequently incurred, created or assumed:

(1)	debt of WRIT for money borrowed or represented by purchase-money obligations;

(2)	debt of WRIT evidenced by notes, debentures, bonds, or other securities issued under the provisions of an indenture, fiscal agency agreement or other instrument;

(3)	obligations of WRIT as lessee under leases of property either made as part of any sale and leaseback transaction to which WRIT is a party or otherwise;

(4)	debt of partnerships and joint ventures that is included in WRIT’s consolidated financial statements;

(5)	debt, obligations and liabilities of others as to which WRIT is liable contingently or otherwise to pay or advance money or property or as guarantor, endorser or otherwise or which WRIT has agreed to purchase or otherwise acquire; and

(6)	any binding commitment of WRIT to fund any real estate investment or to fund any investment in any entity making the real estate investment, in each case other than:

•	any debt, obligation or liability referred to in the preceding clauses as to which the instrument creating or evidencing the debt, obligation or liability, provides that the debt, obligation or liability is not superior in right of payment to the subordinated debt securities or ranks equally with the subordinated debt securities;

•	any debt, obligation or liability that is subordinated to debt of WRIT, to substantially the same extent as or to a greater extent than the subordinated debt securities are subordinated; and

•	the subordinated debt securities. (Section 101 of the subordinated indenture).

At June 30, 2006, Senior Debt aggregated approximately $618.7 million in principal amount. The subordinated indenture does not restrict the creation of additional Senior Debt. But the senior indenture contains limitations on WRIT’s incurrence of indebtedness. See “Covenants—Senior Indenture Limitations on Incurrence of Debt.”

Discharge, Defeasance and Covenant Defeasance

Under each indenture, WRIT may discharge obligations to holders of any series of debt securities issued under the indenture that have not already been delivered to the applicable indenture trustee for cancellation and that either have become due and payable or will become due and payable within one year. To do so WRIT must irrevocably deposit in trust with the applicable indenture trustee, funds in currencies, currency units or composite currencies in which those debt securities are payable in an amount sufficient to pay the entire debt on those debt securities including principal, any premium, interest and any additional amounts payable to the date of the deposit, if the debt securities have become due and payable, or, if they have not, to the stated maturity or redemption date. (Section 401 of each indenture).

Each indenture provides that, if specified provisions of the indenture are made applicable to the debt securities of or within any series, WRIT may elect either:

(1)	defeasance, which means WRIT elects to be discharged from any and all obligations relating to those debt securities, except for the obligations

•	to pay any additional amounts upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on those debt securities;

•	to register the transfer or exchange of those debt securities;

•	to replace temporary or mutilated, destroyed, lost or stolen debt securities;

•	to maintain an office or agency regarding those debt securities; and

•	to hold moneys for payment in trust (Section 1402 of each indenture); or

(2)	covenant defeasance, which means WRIT elects to be released from its obligations under specified covenants relating to those debt securities, which are the covenants described above under “Covenants” and, if provided under the indenture, its obligations relating to any other covenant. WRIT may omit to comply with those obligations and the omission will not constitute a default or an Event of Default as to those debt securities. (Section 1403 of each indenture).

To elect defeasance or covenant defeasance, WRIT must irrevocably deposit in trust with the applicable indenture trustee, an amount sufficient to pay the principal of, any premium and interest on those debt securities, and any mandatory sinking fund or similar payments, on the scheduled due dates. The amount deposited may be in currencies, currency units or composite currencies in which those debt securities are payable at stated maturity, or Government Obligations, which we define below, or both. But the scheduled payment of principal and interest on any Government Obligations deposited must be before the scheduled due date of the principal of, any premium and interest on the debt securities. (Section 1404 of each indenture).

“Government Obligations” means securities that are:

•	direct obligations of the United States of America or the government that issued the foreign currency in which the debt securities of a particular series are payable for the payment of which its full faith and credit is pledged; or

•	obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or the government that issued the foreign currency in which the debt securities of a particular series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or other government if the obligations are not callable or redeemable at the option of the issuer. Those obligations may include a depository receipt issued by a bank or trust company as custodian with respect to the Government Obligation or a specific payment of interest on or principal of the Government Obligation held by the custodian for the account of the holder of a depository receipt. But, except as required by law, the custodian must not be authorized to make any deduction from the amount payable to the holder of the depository receipt from any amount received by the custodian in regard to the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by the depository receipt. (Section 101 of each indenture).

A defeasance trust or covenant defeasance trust may be established only if WRIT has delivered to the applicable indenture trustee an opinion of counsel, as specified in each indenture, to the effect that the holders of the defeased debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. In the case of defeasance, the opinion of counsel must also refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the indenture. (Section 1404 of each indenture).

Unless otherwise described in the applicable prospectus supplement, if after WRIT has deposited funds or Government Obligations or both to effect defeasance or covenant defeasance relating to debt securities of any series, (1) the holder of a debt security of the series is entitled to, and does, under specified provisions of the indenture or the terms of the debt security, elect to receive payment in a currency, currency unit or composite currency other than that in which the deposit has been made, or (2) a Conversion Event, which we define below, occurs in regard to the currency, currency unit or composite currency in which the deposit has been made, the debt represented by the debt security will be treated as fully discharged and satisfied through the payment of the principal of, any premium, and interest on the debt security as they become due out of the proceeds yielded by converting the amount so deposited into the currency, currency unit or composite currency in which the debt security becomes payable as a result of the election or the Conversion Event based on the applicable market exchange rate. (Section 1405 of each indenture).

“Conversion Event” means the ceasing the use of:

•	a foreign currency, currency unit or composite currency both by the government of the country that issued the currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community;

•	the European currency unit both within the European monetary system and for the settlement of transactions by public institutions of or within the European Communities; or

•	any currency unit or composite currency other than the European currency unit for the purposes for which it was established. (Section 101 of each indenture).

Unless otherwise indicated in the applicable prospectus supplement, all payments of principal of, any premium, and interest on any debt security that is payable in a foreign currency that ceases to be used by its government of issuance will be in U.S. dollars.

If WRIT effects covenant defeasance relating to any debt securities and the debt securities are declared due and payable because an Event of Default occurs, there is a risk that the amount in the currency, currency unit or composite currency in which the debt securities are payable, and Government Obligations on deposit with the applicable indenture trustee, though sufficient to pay amounts due on the debt securities at the time of their stated maturity, may not be sufficient to pay amounts due on the debt securities at the time of the acceleration resulting from the Event of Default. But WRIT would remain liable to make payment of the amounts due at the time of acceleration.

The applicable prospectus supplement may further describe any provisions, permitting defeasance or covenant defeasance, including any modifications to the provisions described above, relating to the debt securities of or within a particular series.

Conversion rights

If the debt securities are convertible into common shares or preferred shares, the applicable prospectus supplement will describe the terms and conditions of conversion. The terms will include:

•	whether the debt securities are convertible into common shares or preferred shares,

•	the conversion price or manner of calculation,

•	the conversion period,

•	whether conversion will be at the option of the holders or WRIT,

•	the events requiring an adjustment of the conversion price and

•	provisions affecting conversion in the event of the redemption of the debt securities.

Global securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to that series. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. The applicable prospectus supplement will describe the specific terms of the depositary arrangement relating to that series of debt securities.

PLAN OF DISTRIBUTION

We may sell the offered securities to one or more underwriters for public offering and sale by them or may sell the offered securities to investors directly or through agents, which agents may be affiliated with us. Direct sales to investors may be accomplished through subscription offerings or through subscription rights distributed to our shareholders. In connection with subscription offerings or the distribution of subscription rights to shareholders, if all of the underlying offered securities are not subscribed for, we may sell such unsubscribed offered securities to third parties directly or through agents and, in addition, whether or not all of the underlying offered securities are subscribed for, we may concurrently offer additional offered securities to third parties directly or through agents, which agents may be affiliated with us. Any underwriter or agent involved in the offer and sale of the offered securities will be named in the applicable prospectus supplement.

The distribution of the offered securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices related to the prevailing market prices at the time of sale, such as an “at the market offering,” or at negotiated prices, any of which may represent a discount from the prevailing market price. We also may, from time to time, authorize underwriters acting as our agents to offer and sell the offered securities upon the terms and conditions set forth in the applicable prospectus supplement. In connection with the sale of offered securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of offered securities for whom they may act as agent. Underwriters may sell offered securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Any underwriting compensation paid by us to underwriters or agents in connection with the offering of offered securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the offered securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the offered securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward civil liabilities, including liabilities under the Securities Act. Any such indemnification agreements will be described in the applicable prospectus supplement.

If so indicated in the applicable prospectus supplement, we will authorize dealers acting as our agents to solicit offers by institutions to purchase offered securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in such prospectus supplement. Each contract will be for an amount not less than, and the aggregate principal amount of offered securities sold pursuant to contracts shall be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with whom contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to our approval.

Contracts will not be subject to any conditions except the purchase by an institution of the offered securities covered by its contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the

United States to which such institution is subject, and if the offered securities are being sold to underwriters, we shall have sold to such underwriters the total principal amount of the offered securities less the principal amount of the securities covered by contracts. Some of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business.

Unless otherwise indicated in the applicable prospectus supplement, any securities issued under this prospectus will be new issues of securities with no established market. Any underwriters or agents to or through whom the securities are sold by us for public offering and sale may make a market in the securities, but the underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. We do not know how liquid the trading market for any of our securities will be.

LEGAL OPINIONS

The validity of the offered securities is being passed upon for WRIT by Arent Fox PLLC, Washington, D.C. David M. Osnos, a trustee of WRIT, is of counsel to Arent Fox PLLC. The validity of the offered securities will be passed upon for any underwriters by the counsel named in the applicable prospectus supplement.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2005, and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2005, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

The historical summaries of gross income and direct operating expenses of (i) Prosperity Medical Center for the year ended December 31, 2002, (ii) Albemarle Point for the year ended December 31, 2004 and (iii) Alexandria Professional Center, 9707 Medical Center Drive, 15001 Shady Grove Road, Randolph Shopping Center, Montrose Shopping Center and Plumtree Medical Center for the year ended December 31, 2005, are incorporated in reliance on the reports dated December 2, 2003, August 10, 2005 and June 23, 2006, respectively, of Argy, Wiltse & Robinson, P.C., which we also incorporate by reference, and on the authority of that firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E. Washington, D.C. 20549. Please call the SEC at 1-(800) SEC-0330 for further information on the operating rules and procedures for the public reference room.

Because our common shares are listed on the New York Stock Exchange, you also may read our reports, proxy statements and other information at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We have filed with the SEC a registration statement relating to the offered securities on Form S-3 under the Securities Act of 1933. This prospectus does not contain all the information in the registration statement. We have omitted parts of it in accordance with the SEC’s rules and regulations. For further information, you should refer to the registration statement including its exhibits and amendments.

The SEC permits us to incorporate by reference in this prospectus some information that is contained in other documents we file with the SEC. This means that we may disclose important information by referring you to other documents that contain the information, including documents that we file after the date of this prospectus. The information that is incorporated by reference is considered to be part of this prospectus.

We incorporate by reference the documents listed below:

1.	Our Form 10-K for the year ended December 31, 2005, filed with the SEC on March 16, 2006;

2.	Our proxy statement filed with the SEC on April 10, 2006;

3.	Our quarterly report for the quarter ended March 31, 2006, filed with the SEC on May 5, 2006;

4.	Our quarterly report for the quarter ended June 30, 2006, filed with the SEC on August 8, 2006;

5.	Our current reports on Form 8-K filed on May 19, 2006 (as amended on Form 8-K/A on June 7, 2006 and July 31, 2006), May 30, 2006, May 31, 2006, June 6, 2006, July 21, 2006, July 24, 2006, and July 26, 2006;

6.	Our Form 8-A, filed with the SEC on December 4, 1998; and

7.	Each document that we file after the date of this prospectus under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act and prior to the time that we sell all the securities offered under this prospectus as supplemented.

Information in this prospectus may add to, update or change information in a previously filed document incorporated by reference in this prospectus. In that case, you should rely on the information in this prospectus. Information in a document filed after the date of this prospectus may add to, update or change information in this prospectus or in a previously filed document incorporated by reference in this prospectus. In that case, you should rely on the information in the later filed document.

You may request a copy of these filings and any amendments thereto at no cost, by writing or telephoning us. Those copies will not include exhibits to those documents unless the exhibits are specifically incorporated by reference in the documents or unless you specifically request them. Please direct your request to:

Investor Relations, Washington REIT, 6110 Executive Boulevard, Suite 800, Rockville, Maryland 20852, (301) 984-9400.

We maintain a website at www.writ.com. Statements made in our website are not part of this prospectus.